limited liability company OPERATING AGREEMENT

OF ALASKA GOLD TORRENT, llc

Dated effective as of February 9, 2017

TABLE OF CONTENTS

RECITALS		1
ARTICLE I DEFINITIONS AND INTERPRETATION		2
1.2	Interpretation	12
1.3	Coordination With Exhibits	12
ARTICLE II The Limited Liability Company		13
2.1	General	13
2.2	Name	13
2.3	Purposes	13
2.5	Limitation	14
2.5	The Members	14
2.6	Issuance of Additional Interests	14
2.7	Term	14
2.8	Registered Agent; Offices	14
ARTICLE III Interests; Capital Contributions		14
3.1	Interests	14
3.2	Adjustments to Interests and Contributions.	15
3.3	Joint Funding	16
3.4	Cash Calls During Joint Funding	16
3.5	Return of Contributions	16
ARTICLE IV MEMBERS		16
4.2	Company Indemnification of Members	16
4.3	Member Indemnification	17
4.4	Member Reimbursement Obligations	18
4.5	Coordination	19
4.6	Exclusive Rights of Members	19
4.7	Meetings; Written Consent	19
4.8	No Member Fees	19
4.9	No State Law Partnership	19
4.10	No Implied Covenants; No Fiduciary Duties	19
4.11	Other Business Opportunities	20
ARTICLE V COMPANY MANAGEMENT		20
5.1	Management Authority	20
5.2	Management Committee	20
5.3	Manager; Duties	23
5.4	Standards of Care	26
5.5	Exculpation	26
5.6	Indemnification of Manager and Representatives	27
5.7	Resignation; Removal; Replacement	28
5.8	Payments To Manager	29
5.9	Affiliate Transactions	29
5.11	Financing	29

ARTICLE VI PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING		29
6.1	Initial Program and Budget	29
6.2	Operations Under Programs and Budgets	29
6.3	Presentation of Proposed Programs and Budgets	29
6.4	Approval of Proposed Programs and Budgets	30
6.5	Amendments	30
6.6	Election to Participate	31
6.7	Recalculation and Restoration for Actual Contributions	32
6.8	Deadlock on Proposed Programs and Budgets	33
6.9	Budget Overruns; Program Changes	33
6.10	Emergency or Unexpected Expenditures	33
6.11	Monthly Reports	34
6.12	Inspection Rights	34
6.13	Independent Audit	34
ARTICLE VII DISTRIBUTIONS; DISPOSITION OF PRODUCTION		35
7.1	Distributions	35
7.4	GTI’s Allocations and Distributions	37
ARTICLE VIII TRANSFERS AND ENCUMBRANCES OF INTERESTS		38
8.1	Restrictions on Transfer	38
8.2	Permitted Transfers and Permitted Interest Encumbrances	38
8.3	Additional Limitations on Transfers and Encumbrances	39
8.4	Right of First Refusal	40
8.5	Substitution of a Member	41
8.6	Conditions to Substitution	42
8.7	Admission as a Member	42
8.8	Economic Interest Holders	42
ARTICLE IX RESIGNATION, DISSOLUTION AND LIQUIDATION		43
9.1	Resignation	43
9.2	Non-Compete Covenant	44
9.3	Dissolution	44
9.4	Liquidation	44
9.5	Termination	46
ARTICLE X AREA OF INTEREST; ABANDONMENT		46
10.1	Acquisitions Within Area of Interest	46
10.2	Surrender or Abandonment of Claims	47
ARTICLE XI MISCELLANEOUS		47
11.3	Usage of Terms	48
11.4	Confidentiality	48
11.5	Public Announcements	49
11.6	Notices	49
11.7	Headings	50
11.8	Waiver	50
11.9	Amendment	50
11.10	Severability	51
11.11	Recitals.	51
11.12	Force Majeure	51
11.13	Rules of Construction	51
11.14	Governing Law	51
11.15	Waiver of Jury Trial; Consent to Jurisdiction	51
11.16	Further Assurances	52
11.17	Survival	52
11.18	No Third-Party Beneficiaries	53
11.19	Entire Agreement	53
11.20	Avoidance of Provisions	53
11.21	Parties in Interest	53
11.22	Execution by Electronic Transmission	53
11.23	Counterparts	53
11.24	Rule Against Perpetuities	53

EXHIBITS

Exhibit A	Description OF THE CLAIMS
Exhibit B	Accounting Procedure
Exhibit C	Tax Matters
Exhibit D	Net Proceeds Calculation
Exhibit E	Insurance
Exhibit F	Initial Program and Budget
EXHIBIT G	DEED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF ALASKA GOLD TORRENT, LLC

This Limited Liability Company Operating Agreement (this “Agreement”), is made as of January 31, 2017 (the “Effective Date”), by and among Alaska Gold Torrent, LLC, an Alaska limited liability company (the “Company”), Miranda U.S.A., Inc., a Nevada corporation wholly-owned by Miranda Gold Corp. (“Miranda”), Gold Torrent, Inc., a Nevada corporation (“GTI”) and all other Persons who become parties hereto as Members of the Company. Miranda and GTI are hereinafter sometimes jointly referred to as the “Members” and sometimes individually as a “Member.”

Recitals

A.	Miranda leases certain federal patented mining claims (the “Patented Claims”) and State of Alaska mining claims (the “State Claims”) which are located in the Willow Creek Mining District, Alaska. Gold Torrent owns a parcel of private land to be used for the gold recovery plant (the “Plant Site”) which is located along parks highway north of Willow, Alaska. The Patented Claims and the State Claims are hereinafter collectively referred to as the “Claims” and, together with the Plant Site are more particularly described in Exhibit A.

B.	The Members are parties to the Exploration and Option to Enter Joint Venture Agreement Willow Creek Project, made effective as of November 5, 2014 (the “Option Agreement”), pursuant to which the Members agreed to enter into this Agreement upon GTI’s: (1) completion of an initial earn-in capital contribution of One Million Seventy Thousand and 00/100 United States Dollars (USD$1,070,000.00) (“GTI’s Initial Earn-In Capital Contribution”); and (2) giving notice to Miranda of its option to acquire a twenty percent (20%) Interest and to enter into this Agreement (the “Option Notice”).

C.	GTI has made GTI’s Initial Earn-In Capital Contribution and has given the Option Notice to Miranda.

D.	At the Effective Date of this Agreement, GTI has arranged and contributed to the Company an $11.25 million Gold and Silver Pre-purchase Agreement (the “Financing”) between the Company and CRH Funding II Pte. Ltd. (“CRH”) and proceeds of the Financing are attributed to GTI’s capital contributions including the initial earn-in requirements under the Option Agreement and pursuant to this Agreement. Subject to the Company’s satisfactory completion of the Financing’s conditions to the drawdown of the funds, GTI owns seventy percent (70%) Interest and Miranda owns thirty percent (30%) Interest.

E.	The Company has been formed by Miranda and GTI to conduct Exploration for and the Development of minerals on the Claims and to conduct the Operations contemplated by this Agreement.

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In consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereto agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms shall have the following meanings as used in this Agreement:

“Accounting Procedure” means the accounting and other procedures in Exhibit B.

“Acquiring Member” shall have the meaning set forth in Section 10.1(b).

“Act” means the Alaska Revised Limited Liability Company Act, Alaska Statutes Title 10. Chapter 50.

“Adverse Consequences” mean, with respect to a Person, claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements and expenses (including reasonable attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or nature against, suffered or incurred by the Person, including, if the Person is a Member, any of the foregoing suffered or incurred by the Company to the extent funded by Capital Contributions of the Member to the Company, but excluding any diminution in the value of the Company or its Assets or any Interest.

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person. Notwithstanding the previous sentence, the Company shall not be considered an Affiliate of either Member or any of their respective Affiliates.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Amendments” shall have the meaning set forth in Section 6.5.

“Area of Interest” means: (a) the lands within one (1) mile of the exterior boundaries of the Claims as of the Effective Date; and (b) all mining claims acquired or located by the Members, as well as all mineral rights or other property interests and rights acquired by the Members within one (1) mile of the exterior boundaries of any unpatented mining claims located within the area encompassed by the Claims as of or after the Effective Date.

“Assets” means the Claims, the Plant Site, Products and all other real and personal property, tangible and intangible, including existing or after-acquired properties, and all contract rights, in each case held by the Company.

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“Budget” means a detailed estimate of all costs to be incurred and a schedule of Capital Contributions to be made by the Members with respect to a Program.

“Business” means the conduct of the business of the Company in furtherance of the purposes stated in Section 2.3 and in accordance with this Agreement.

“Business Account” means the account maintained by the Manager for the Company in accordance with the Accounting Procedure.

“Business Day” shall mean a day other than a Saturday or a Sunday on which commercial banks in the State of Alaska are not required or permitted under applicable laws or regulations to close.

“Capital Account” means the capital account maintained for each Member in accordance with Treasury Regulations § 1.704-1(b)(2)(iv).

“Capital Contribution” means, with respect to a Member, the sum of: (a) the dollar amounts of any cash and cash equivalents contributed by the Member to the capital of the Company; plus (b) the fair market value, as agreed by all of the Members, or if they cannot agree, as determined by the Management Committee, acting reasonably, of any property (other than cash or cash equivalents) contributed by the Member to the capital of the Company. In the context of a proposed or adopted Program and Budget, Capital Contribution means the proposed or actual amount of capital that each Member is required to contribute to the Company from time to time to fund the Program and Budget.

“Claims” shall have the meaning set forth in Recital A and are more particularly described in Exhibit A.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor statute.

“Company” means Alaska Gold Torrent LLC, an Alaska limited liability company.

“Confidential Information” means the Existing Data, and all information, data, knowledge and know-how (including formulas, patterns, compilations, programs, devices, methods, techniques and processes) provided by the Company, a Member or the Manager, any of their respective Affiliates, or any of their respective employees or agents that either: (a) derive independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy; or (b) are designated by the providing Person as confidential, in each case including all analyses, interpretations, compilations, studies and evaluations based on the information, data, knowledge and know-how that are generated or prepared by or on behalf of the recipient of the information, data, knowledge or know-how.

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to or actually continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

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“Contributed Capital” means the aggregate amount of Capital Contributions made by each Member to the Company.

“Contributing Member” shall have the meaning set forth in Section 6.6(b).

“Control” means: (a) when used as a verb: (i) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management, or by contract, operating agreement, voting trust or otherwise; and (ii) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and (b) when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in clause (a) of this definition.

“Covered Real Property” shall have the meaning set forth in Section 10.1(a).

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including pre-stripping, stripping and the construction or installation of a mill, leach facilities, or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, and all related Environmental Compliance.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Encumbrance” means any mortgage, deed of trust, security interest, pledge, lien, right of first refusal, right of first offer, other preferential right, profits interest, net profits interest, royalty interest, overriding royalty interest, conditional sale or title retention agreement, or other burdens of any nature.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Compliance Fund” means the account established under Section 2.14 of Exhibit B.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; employee health and safety; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

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“Environmental Liabilities” means any and all Adverse Consequences (including liabilities for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) that are asserted against the Company, each of the Members or the Manager, by any Person other than the Members, arising out of, based on or resulting from: (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties or emanating, migrating or threatening to emanate or migrate from the Properties ‘to off-site properties; (b) physical disturbance of the environment; or (c) the violation or alleged violation of any Environmental Laws.

“Existing Data” means: (a) all records, information and data relating to the Claims or environmental conditions at or pertaining to the Claims; (b) all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom; and (c) all production reports, accounting and financial records, and other material information, in each case pertaining to or developed in operations on the Claims in the possession of, or reasonably available to, Miranda or GTI as of the Effective Date.

“Expenditures” means all costs incurred by the Company pursuant to approved Programs and Budgets or otherwise as contemplated by this Agreement , including but not limited to: (a) salaries, wages and costs of benefits, labor overhead expenses and travel and living expenses for the Company’s employees and/or agents employed directly on or for the benefit of the Claims; (b) costs and expenses of equipment, machinery, materials and supplies; (c) all payments to contractors for work on or for the benefit of the Claims; (d) costs of sampling, assays, metallurgical testing and analyses and other costs incurred to determine the quantity and quality of minerals on the Claims; (e) costs incurred to apply for and obtain approvals, consents, licenses, Permits and rights-of-way and other similar rights in connection with activities on the Claims; (f) expenses and payments of rentals, bonuses, minimum advance royalties and other payments pursuant to the Underlying Agreement, if any; (g) costs and expenses of performance of annual assessment work and the filing and recording of proof of performance of annual assessment work, if required to be performed; (h) costs and expenses of payment of federal and State of Alaska annual mining claim maintenance fees and the filing and recording of proof of payment of the federal and State of Alaska annual mining claim maintenance fees; (i) all costs and expenses of performance of all obligations under the Underlying Agreement, if any; (j) all taxes and assessments levied against the Claims; and (k) costs incurred to acquire new mineral rights or other property interests and rights in the area encompassed by the Claims.

“Excess Contribution” shall have the meaning set forth in Section 6.6(b).

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including drilling required after discovery of potentially commercial mineralization, and all related Environmental Compliance.

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“Feasibility Study” means a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production, prepared in compliance with National Instrument 43-101 of the Canadian Securities Administrators.

“Force Majeure Event” means, with respect to any Member or the Manager, any cause, condition, event or circumstance, whether foreseeable or unforeseeable, beyond its reasonable control, including the following to the extent beyond its reasonable control: (a) labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or Manager to grant); (b) the inability to obtain on reasonably acceptable terms any Permit or private license, consent or other authorization, and any actions or inactions by any Governmental Authorities or private third parties that delay or prevent the issuance or granting of any Permits or other authorization required to conduct Operations beyond the reasonable expectations of the Member or Manager seeking the Permit or other authorization, including: (i) the failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within twenty-four (24) months of initiation of that process, provided that the Manager diligently prosecutes the process, and (ii) an appeal of the issuance of a Permit or authorization that revokes, suspends or curtails the right under the Permit or authorization to conduct Operations; (c) changes in Law, and instructions, requests, judgments and orders of Governmental Authorities; (d) curtailments or suspensions of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; (e) acts of terrorism, acts of war, and conditions arising out of or attributable to terrorism or war, whether declared or undeclared; (f) riots, civil strife, insurrections and rebellions; (g) fires, explosions and acts of God, including earthquakes, storms, floods, sink holes, droughts and other adverse weather conditions; (h) delays and failures of suppliers to supply, or of transporters to deliver, materials, parts, supplies, services or equipment; (i) contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; (j) accidents; (k) breakdowns of equipment, machinery or facilities; (l) actions by native rights groups, environmental groups, or other similar special interest groups; and (m) other similar causes, conditions, events and circumstances, whether similar or dissimilar to the foregoing, beyond its reasonable control.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any domestic or foreign national, regional, state, tribal, or local court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments, recording or filing fees and other payments required by Law to be paid to any Governmental Authority to locate or maintain any licenses, Permits, unpatented mining claims, concessions, fee lands, mining leases, surface leases or other tenures included in the Claims.

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“GTI” shall have the meaning set forth in the introductory paragraph.

“GTI Products” shall have the meaning set forth in Section 7.3(a).

“GTI’s Initial Earn-In Capital Contribution” shall have the meaning set forth in Recital B.

“Indemnified Member Parties” shall have the meaning set forth in Section 4.3(a).

“Indemnifying Member” has the meaning set forth in Section 4.3(a).

“Independent Accountant” shall have the meaning set forth in Section 6.13.

“Insolvency Event” means, with respect to a Person, the occurrence of any of the following events: (a) a receiver, Liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Person’s assets is appointed and the appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or the appointment is consented to, requested by, or acquiesced in by the Person; (b) the Person commences a voluntary case, or consents to the entry of any order for relief in an involuntary case, under any applicable bankruptcy, insolvency or similar Law; (c) the Person consents to the appointment of or taking possession by a receiver, Liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; (d) the Person makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due; or (e) entry is made against the Person of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law.

“Interest” means, with respect to a Member: (a) the limited liability company interest of the Member, including the Member’s Capital Account and share of items of Profit, Loss and credits of, and the right to receive distributions (liquidating or otherwise) from the Company under the terms of this Agreement; (b) the Member’s status as a Member; (c) all other rights, benefits and privileges enjoyed by the Member in its capacity as a Member, including the Member’s rights to vote, consent and approve those matters described in this Agreement; and (d) all obligations, duties and liabilities imposed on the Member under this Agreement in its capacity as a Member (but not in the capacity of a Manager or other capacity). The Interest of a Member shall be reflected as a percentage, reflecting the percentage interest of the Member in certain allocations of items of Profit, Loss and credit and certain distributions of cash or property, as the percentage interest may from time to time be adjusted under this Agreement. Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of 0.005 or more shall be rounded up to 0.01. Decimals of less than 0.005 shall be rounded down. The initial Interests of the Members as of the Effective Date are in Section 3.1(a).

“Joint Funding” shall have the meaning set forth in Section 3.3.

“Law” means all applicable federal, state, local, municipal, tribal and foreign laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including Permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

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“Lease” shall have the meaning set forth in the definition of the Underlying Agreement below.

“Liquidator” shall have the meaning set forth in Section 9.4(a).

“Loss” mean any item of loss or deduction of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the capital accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of deduction and loss.

“Major Decision” shall have the meaning set forth in Section 5.2(f).

“Management Committee” shall have the meaning set forth in Section 5.2(a).

“Manager” shall have the meaning set forth in Section 5.3.

“Member” and “Members” mean Miranda and GTI and any other Person admitted as a substituted or additional Member of the Company under this Agreement. The term “Member” also includes a former Member, but only to the extent of any rights or obligations under this Agreement that expressly survive the resignation of the Member, the Transfer of the Member’s Interest or the dissolution and liquidation of the Company.

“Mining” means the mining, extracting, producing, handling, milling or other processing of Products.

“Miranda” shall have the meaning set forth in the introductory paragraph.

“Miranda’s Initial Earn-In Contribution” shall have the meaning set forth in Section 3.1(b).

“Miranda Products” shall have the meaning set forth in Section 7.3(a).

“Misconduct” means, with respect to a Member: (a) an unauthorized act or assumption of liability by the Member, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except under the authority expressly granted in this Agreement or as otherwise agreed in writing by the Members; (b) a material breach by the Member in its capacity as a Member (but not in its capacity as the Manager or Representative) of any covenant contained in this Agreement; or (c) if the Member or an Affiliate of the Member is the Manager, a material breach by the Manager of any of its obligations under this Agreement that: (i) constitutes a breach of its standard of care under Section 5.4, as limited by Section 5.5; and (ii) continues for thirty (30) days after Notice from any other Member demanding performance (unless the Manager in good faith disputes the existence of the material breach).

“Monthly Capital Calls” shall have the meaning set forth in Section 7.3(d).

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“Net Proceeds” means the amounts calculated as provided in Exhibit D that may be payable to a Member after the resignation or deemed resignation of the Member as provided in this Agreement.

“Non-Contributing Member” shall have the meaning set forth in Section 6.6(a).

“Non-Contribution Notice” shall have the meaning set forth in Section 6.6(a).

“Notice” shall have the meaning set forth in Section 11.4(a).

“Notified Member” shall have the meaning set forth in Section 8.4(a).

“Offer Notice” shall have the meaning set forth in Section 8.4(a).

“Offered Interest” shall have the meaning set forth in Section 8.4(a).

“Offered Price” shall have the meaning set forth in Section 8.4(a).

“Offered Terms” shall have the meaning set forth in Section 8.4(a).

“Operations” means the activities and operations of the Company.

“Option Agreement” shall have the meaning set forth in Recital B.

“Option Notice” shall have the meaning set forth in Recital B.

“Permit” means any permit, franchise, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority.

“Permitted Encumbrance” means, with respect to any Assets: (a) Encumbrances specifically approved by the Management Committee; (b) mechanic’s, materialmen’s or similar Encumbrances if payment of the secured obligation is not yet overdue or being contested in good faith; (c) Encumbrances for taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or being contested in good faith; (d) Encumbrances existing at the time of, or created concurrent with, the acquisition of the Assets; (e) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with, materially impair or materially impede the Business or Operations or the value or use of the Assets; (f) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other similar obligations that are incurred in the ordinary course of Operations on the Assets; and (g) Encumbrances consisting of: (i) rights reserved to or vested in any Governmental Authority to control or regulate the Assets; (ii) obligations or duties to any Governmental Authority with respect to any Permits and the rights reserved or vested in any Governmental Authority to terminate Permits or to condemn or expropriate property; and (iii) zoning or other land use or Environmental Laws of any Governmental Authority.

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“Permitted Interest Encumbrance” shall have the meaning set forth in Section 8.2(b).

“Permitted Transfer” shall have the meaning set forth in Section 8.2(a).

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or other entity.

“Pre-Feasibility Study” means a comprehensive study, prepared in compliance with National Instrument 43-101 of the Canadian Securities Administrators, of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established and an effective method of mineral processing has been determined, and includes a financial analysis based on reasonable assumptions of technical, engineering, legal, operating, social and environmental factors and the evaluation of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve.

“Prime Rate” means the interest rate quoted as “U.S. Prime” on the website http://www.fedprimerate.com (or, failing this website, other such website that reports the U.S. Federal Funds Target Rate) which is the U.S. Federal Funds Target Rate Plus three percent (3%). The Prime Rate may change from day to day (which quoted rate may not be the lowest rate at which the bank loans funds).

“Products” means all ores, minerals and mineral resources produced from the Properties.

“Profit” means any item of income or gain of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of income or gain.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

“Project Financing” means any financing approved by the Management Committee and obtained by the Company for the purpose of placing a mineral deposit situated on the Claims into commercial production, and any replacement, renewal or extension financing or refinancing approved by the Management Committee. Project Financing shall not include any financing obtained individually by either Member to finance payment or performance of its obligations under this Agreement.

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“Properties” means: (a) the Claims, together with all water and water rights, easements and rights-of-way, and other appurtenances attached to or associated with the Claims; and (b) all other interests in real property within the Area of Interest that are acquired by the Company after the Effective Date.

“Renshaw Royalty” shall have the meaning set forth in Section 11.2.

“Representatives” shall have the meaning set forth in Section 5.2(a).

“Requesting Member” shall have the meaning set forth in Section 7.3(b).

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated by the United States Securities and Exchange Commission under the statute.

“Selling Member” shall have the meaning set forth in Section 8.4(a).

“Tax Distribution” shall have the meaning set forth in Section 7.1(d).

“Tax Distribution Amount” means, with respect to each Member, the remainder of the amount calculated in clause (a) below minus the amount calculated in clause (b) below of this definition.

(a) The amount under this clause (a) is the product of Tax Percentage multiplied by the remainder of: (i) the cumulative amounts of items of income and gain allocated to the Member for federal income tax purposes for all periods (excluding gains from the sale of all or substantially all the assets of the Company); minus (ii) the cumulative amounts of items of deduction, loss and expense allocated to the Member for federal income tax purposes for all periods (excluding losses from the sale of all or substantially all of the assets of the Company).

(b) The amount under this clause (b) is the cumulative distributions distributed to the Member pursuant to this Agreement for all periods.

“Tax Percentage” means a percentage (which percentage shall be the same for each Member regardless of such Member’s actual effective state or federal tax rates) established at the maximum marginal state and federal tax rates in effect for corporations in the State of Alaska for the calendar year to which the applicable Tax Distribution Amount relates or such other rate as the Management Committee shall reasonably determine. The Tax Percentage shall be such percentage reasonably determined by the Management Committee in accordance with the preceding sentence from time to time.

“Transfer” means, with respect to any asset, including any Interest or other interest in the Company (including any right to receive distributions from the Company or any other economic interest in the Company), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of the asset, whether the disposition is voluntary, involuntary or by merger, exchange, consolidation, bankruptcy or other operation of Law, including: (a) in the case of an asset owned by a natural person, a transfer of the asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by a Person that is not a natural person, a distribution of the asset, including in connection with the dissolution, liquidation, winding up or termination of the Person (other than a liquidation under a deemed termination solely for tax purposes); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance on the asset; provided, that the creation of an Encumbrance on an asset shall not constitute a Transfer of the asset.

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“Technical Report” means the National Instrument 43-101 Technical Report: Preliminary Feasibility Study for the Lucky Shot Project, Matanuska-Susitna Borough, Alaska, USA, dated June 30, 2016, prepared by Hard Rock Consulting, LLC.

“Underfunded Amount” shall have the meaning set forth in Section 6.6(a).

“Underlying Agreement” means any agreement, conveyance or instrument to which any of the Properties are subject and that contain unperformed, ongoing or surviving obligations or liabilities of any party, including the lease agreement between Alaska Hardrock Inc., as Lessor, and Miranda, as Lessee, dated on or about November 15, 2013 (the “Lease”), and any amendments to the Lease.

1.2 Interpretation. In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of similar import; (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Appendix or Exhibits, and not to any particular Article, Section, or other subdivision of this Agreement or Appendix or Exhibit to this Agreement; (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms; (d) the singular includes the plural and vice versa; (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future; (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws; (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “subsection,” “clause,” or another subdivision, or to the “Appendix” or an “Exhibit,” are to an Article, Section, subsection, clause or subdivision in this Agreement, or to the “Appendix” or an “Exhibit” to this Agreement; (h) references to any Person include the Person’s respective successors and permitted assigns; (i) references to “dollars” or “$” shall mean the lawful currency of the United States of America; (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days; (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months; (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day; and (m) any financial or accounting terms that are not otherwise defined herein shall have the meanings given under GAAP.

1.3 Coordination With Exhibits. Notwithstanding Section 1.2(g), except as otherwise expressly provided in an Exhibit, references in the Exhibit to an “Article,” “Section,” “subsection,” “clause” or another subdivision, are to an Article, Section, subsection, clause or subdivision in the Exhibit. Except as otherwise provided in an Exhibit, capitalized terms used in the Exhibit that are not defined in the Exhibit shall have the meanings given to them in this Agreement. If any provision of an Exhibit, other than Exhibit C, conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall control. If any provision of Exhibit C conflicts with any provision in the body of this Agreement, the provision in Exhibit C shall control.

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ARTICLE II
The Limited Liability Company

2.1 General. The Company has been duly organized under the Act by the filing of its certificate of formation (or similar documentation) in the State of Alaska Division of Corporations, Business and Professional Licensing by an authorized person. The Members agree that their rights relating to the Company, the Assets and Operations shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that also is provided for in the Act.

2.2 Name. The name of the Company is “Alaska Gold Torrent, LLC.” The Manager shall accomplish any filings or registration required by jurisdictions in which the Company conducts its Business.

2.3 Purposes. The Company is formed for the following purposes:

(a) to conduct Exploration within the Claims and the Area of Interest;

(b) to acquire additional real property and other interests within the Area of Interest;

(c) to evaluate the possible Development and Mining of the Claims and other Assets acquired within the Area of Interest;

(d) to engage in Development and Mining on the Claims and other Assets acquired within the Area of Interest;

(e) to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties and within the Area of Interest;

(f) to engage in the marketing, sale and distribution of Products, to the extent provided in Section 7.3; and

(g) to perform any other activities necessary, appropriate or incidental to any of the foregoing or to satisfy or comply with Environmental Compliance obligations, Continuing Obligations and Laws.

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2.5 Limitation. Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge those purposes.

2.5 The Members. The Manager shall maintain a register containing the name, business address, Interest, and Representatives of each Member, updated to reflect the admission of additional or substituted Members, changes of address, changes in Interests, and other changes in accordance with this Agreement, and shall provide the updated register to any Member promptly after the written request of the Member.

2.6 Issuance of Additional Interests. Subject to the terms and conditions of the Financing, additional Interests may be issued to additional or substituted Members as shall be unanimously approved by the Management Committee. If the issuance of additional Interests has been properly approved under this Section 2.6, a Person to whom such additional Interests have been issued shall be admitted to the Company as a Member upon making such Capital Contributions to the Company as the Management Committee may unanimously determine are required to be made by such Person to acquire its Interest, and upon such Person agreeing to be bound by the terms of this Agreement as if an original signatory hereto.

2.7 Term. The Company has perpetual existence; provided, that the Company shall be dissolved upon the occurrence of an event described in Section 9.3.

2.8 Registered Agent; Offices. The initial registered office and registered agent of the Company are in the Company’s certificate of formation (or similar documentation). The Manager may from time to time designate a successor registered office and registered agent and may amend the certificate of formation (or similar documentation) of the Company to reflect the change without the approval of the Members or the Management Committee. The location of the principal place of business of the Company shall be the Manager’s principal place of business or other location selected by the Manager.

ARTICLE III
Interests; Capital Contributions

3.1 Interests and Contributions.

(a) Initial Interests. As of the Effective Date, the Interest of GTI is seventy percent (70%) and the Interest of Miranda is thirty percent (30%).

(b) Initial Capital Contributions.

(i) As its initial Capital Contribution (“Miranda’s Initial Capital Contribution”), Miranda has contributed to the Company as of the Effective Date: (A) all of its right and interest in and to the Claims; and (B) the Existing Data. The Members agree that the fair market value of Miranda’s Initial Earn-In Capital Contribution as of the Effective Date equals Four Million Two Hundred Eighty-Five Thousand Seven Hundred Fourteen and 00/100 United States Dollars (USD$4,285,714.00).

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(ii) GTI’s initial Capital Contribution as of the Effective Date is: (i) Ten Million and 00/100 United States Dollars (USD$10,000,000.00); including (ii) the conveyance of the Plant Site property to the Company.

3.2 Adjustments to Interests and Contributions.

(a) The Interests of the Members shall be adjusted:

(i)  upon the resignation or deemed resignation of a Member under Section 9.1 or upon the redemption of a Member’s Interest, to reflect the cancellation of the Member’s Interest;

(ii)  upon an election by a Non-Contributing Member to contribute less to an adopted Program and Budget than the percentage reflected by the Non-Contributing Member’s Interest, or an election by a Contributing Member to make an Excess Contribution of an Underfunded Amount, in each case as provided in Section 6.6;

(iii) upon the recalculation or restoration of Interests after the completion of a Program and Budget under Section 6.7;

(iv)  upon the Transfer by a Member of all or less than all of its Interest under Article X;

(v)  upon the issuance of additional Interests in the Company under Section 2.6; and,

(vi) If upon the date that is thirty (30) months following the Effective Date, the total amount drawn down from the Finance funding plus any additional amounts deposited by GTI into the Company bank account is less than $8,031,399.64, then GTI forfeits part of its seventy percent (70%) Interest as follows: (x) if the total amount drawn down from the Finance funding plus any additional amounts deposited by GTI into the Company bank account is equal to or greater than $1,541,399.64 but less than $8,031,399.64, then GTI forfeits part of its seventy percent (70%) Interest and reverts to a forty five percent (45%) Interest and Miranda reverts to a fifty five percent (55%) Interest; or (y) if the total amount drawn down from the Finance funding plus any additional amounts deposited by GTI into the Company bank account is less than $1,541,399.64, then GTI forfeits part of its seventy percent (70%) Interest and reverts to a twenty percent (20%) Interest and Miranda reverts to an eighty percent (80%) Interest.

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3.3 Joint Funding. The Members shall, subject to an election under Section 6.6, be obligated to make additional Capital Contributions to adopted Programs and Budgets in accordance with Section 3.4 pro rata in proportion to their respective Interests (“Joint Funding”). Subject to Section 3.2 (a) (vi), Joint Funding of additional Capital Contributions will commence only after at least $8,031,399.64 has been either drawn from the Financing or contributed to the Company by GTI or deposited by GTI into the Company bank account

3.4 Cash Calls During Joint Funding. On the basis of the adopted Program and Budget then in effect, the Manager shall submit to each Member at least ten (10) days before the last day of each month a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of such a billing, each Member shall pay to the Company, as an additional Capital Contribution under Section 3.3, its proportionate share of the estimated amount based on its Interest. Time is of the essence in the payment of such billings. Subject to receipt of such Capital Contributions or other funds under this Agreement, the Manager: (a) shall maintain a minimum cash reserve of the amount the Manager estimates will be required to pay Company costs and expenses that are or will become payable within thirty (30) days after the date of determination; and (b) shall have the right to maintain an additional cash reserve of up to the amount the Manager estimates will be required to pay Company costs and expenses that are or will become payable within an additional three (3) months after the date of determination. All funds in excess of the immediate cash requirements of the Company shall be invested in one or more interest-bearing accounts reasonably selected by the Manager.

3.5  Return of Contributions. Except as expressly provided in this Agreement, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest on either its Capital Account or its Capital Contributions. No Capital Contribution that has not been returned shall constitute a liability of the Company, the Manager or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member’s Capital Contributions. The provisions of this Section 3.5 shall not limit a Member’s rights or obligations under Section 7.2.

ARTICLE IV
MEMBERS

The liability of each Member shall be limited as provided by the Act. No Member or the Manager, or any combination, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Member or the Manager or any combination.

4.2 Company Indemnification of Members. Except as provided in Section 4.5, the Company shall indemnify, defend and hold harmless each Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys from and against any and all Adverse Consequences incurred or suffered by them that arise out of or relate to: (a) the Company or Operations, including Environmental Liabilities and Continuing Obligations; (b) any Assets distributed to such Member as an objecting Member under Section 10.2, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution; and (c) any reimbursements by the Member under Section 4.4. In all cases of this Section 4.2, and without limiting Sections 4.3 or 4.4, indemnification shall be provided only out of and to the extent of the net assets of the Company, and no Member shall have any personal liability whatsoever for indemnification under this Section 4.2. Notwithstanding the previous provisions of this Section 4.2, the Company’s indemnification obligations under this Section 4.2 as to third-party claims shall be only with respect to Adverse Consequences not otherwise compensated by insurance carried for the benefit of the Company or carried by the Company for the benefit of the Members.

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4.3 Member Indemnification.

(a) Indemnification Obligations. Except as provided in Section 4.5, each Member (the “Indemnifying Member”) shall indemnify, defend and hold harmless each other Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys (collectively, the “Indemnified Member Parties”) and the Company from and against any and all Adverse Consequences that arise out of or result from the Misconduct of the Indemnifying Member (including in its capacity as the Manager).

(b) Notice. If any claim or demand is asserted against an Indemnified Member Party or the Company with respect to which the Indemnified Member Party or the Company may be entitled to indemnification under this Agreement, then the Indemnified Member Party shall cause Notice of the claim or demand (together with a reasonable description), to be given to the Indemnifying Member promptly after the Indemnified Member Party has knowledge or Notice of the claim or demand. Failure by the Indemnified Member Party to promptly provide the Notice shall not relieve the Indemnifying Member of its indemnification obligations, except to the extent the Indemnifying Member is materially prejudiced by the failure.

(c) Assumption of Defense By Indemnifying Member. The Indemnifying Member shall have the right, but not the obligation, by Notice to the Indemnified Member Party with a copy to the Company delivered within thirty (30) days after the receipt of a Notice under Section 4.3(b), to assume the entire control of the defense, compromise and settlement of the claim or demand that is the subject of the Notice, including the use of counsel chosen by the Indemnifying Member, all at the sole cost and expense of the Indemnifying Member. Notwithstanding the foregoing, the Indemnified Member Party may participate in the defense at the sole cost and expense of the Indemnified Member Party. The assumption of the defense of the claim or demand by the Indemnifying Member shall constitute a waiver by the Indemnifying Member of its right to contest or dispute its indemnification obligation for the claim or demand. Any Adverse Consequences to the assets or business of the Indemnified Member Party or the Company caused by the failure of the Indemnifying Member to defend, compromise or settle a claim or demand in a diligent manner after having given Notice that it will assume control of the defense, compromise and settlement of the matter shall be included in the Adverse Consequences for which the Indemnifying Member shall be obligated to indemnify the Indemnified Member Parties and the Company. Any settlement or compromise of any the claim or demand by the Indemnifying Member shall be made only with the consent of the Indemnified Member Party, which may not be unreasonably withheld or delayed. An Indemnified Member Party shall not be considered unreasonable in withholding its consent unless the settlement or compromise includes a full release of all claims and liabilities against the Indemnified Member Parties and the Company arising out of or relating to the claim or demand, provides for the payment of only money damages, and the Indemnifying Member has provided to the Indemnified Member Parties assurance acceptable to the Indemnified Member Parties of the payment of such money damages immediately upon the settlement or compromise.

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(d) Defense by Indemnified Member Party or Company. Before the assumption of the defense of any claim or demand subject to indemnification by an Indemnifying Member, the Indemnified Member Party or the Company may file any motion, answer or other pleading, or take such other action as it deems appropriate, to protect its interests or those of the Company or the Indemnifying Member. If it is finally determined that the Indemnifying Member is responsible for indemnification of any such claim or demand, or if the Indemnifying Member elects to assume the defense of the claim or demand under Section 4.3(c), then the Indemnifying Member shall promptly reimburse the Indemnified Member Party or the Company for all costs and expenses incurred under the previous sentence. If the Indemnifying Member does not elect to control the defense, compromise and settlement of a claim or demand under Section 4.3(c), and it is finally determined that the Indemnifying Member is responsible for indemnification of the claim or demand, then the Indemnifying Member shall be bound by the results of the defense, compromise or settlement, and all costs and expenses incurred by the Indemnified Member Parties and the Company in conducting the defense, compromise or settlement shall be included in the Adverse Consequences for which the Indemnifying Member is obligated to indemnify the Indemnified Member Parties and the Company.

4.4 Member Reimbursement Obligations. Each Member shall be liable to each other Member (including in its capacity as the Manager) to reimburse and pay to such other Members its respective share, based on Interests, of any and all Adverse Consequences incurred or suffered by such other Members and their Affiliates that arise out of or relate to: (a) the Company or the Operations, including Environmental Liabilities and Continuing Obligations; and (b) any Properties distributed to the other Member as an objecting Member under Section 10.2, but only to the extent in the case of this clause (b) arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution. For purposes of this Section 4.4, each Member’s share of such liability shall be equal to its Interest at the time of the actions, omissions or events giving rise to the Adverse Consequences (or as to any actions, omissions or events arising or existing before the Effective Date, such Member’s initial Interest). Neither the resignation nor deemed resignation of a Member, any Transfer or redemption of all or any portion of a Member’s Interest, any reduction of a Member’s Interest, the distribution to the other Member of Properties under Section 10.2, nor the dissolution, liquidation nor termination of the Company, shall relieve a Member of its share of any such liability accruing before such resignation, deemed resignation, Transfer, redemption, reduction, distribution, dissolution, liquidation or termination. Notwithstanding the foregoing provisions of this Section 4.4, this Section 4.4 shall apply only in the case that the Member from whom the other Member is requesting reimbursement or any of its Affiliates is finally determined to be personally liable for the Adverse Consequences, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member or the Manager for Company debts, obligations and liabilities.

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4.5 Coordination. Notwithstanding anything to the contrary in this Article IV no Member, or any of its Affiliates, or any of their respective directors, officers, employees, agents or attorneys shall be entitled to indemnification or reimbursement under Sections 4.2, 4.3 and 4.4 for Adverse Consequences, to the extent the Adverse Consequences arise out of or result from the Misconduct of the Indemnifying Member (including in its capacity as the Manager).

4.6 Exclusive Rights of Members. Notwithstanding anything in this Agreement to the contrary, no Person other than a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) shall have the right to enforce any representation, warranty, covenant or agreement of a Member or the Manager under this Agreement, and specifically neither the Company nor any lender or other third party shall have any such rights, it being expressly understood that the representations, warranties, covenants and agreements contained in this Agreement shall be enforceable only by a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) against another Member or the Manager. For the avoidance of doubt, the Company shall be bound by the provisions of this Agreement, but shall have no right to enforce those provisions against a Member or the Manager, such rights being exclusively vested in the Members. Any Member may bring a direct action on behalf of the Company against any other Member or the Manager without the requirement to bring a derivative action.

4.7 Meetings; Written Consent. Meetings of the Members shall not be required for any purpose. Any action required or permitted to be taken by Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by all of the Members.

4.8 No Member Fees. Except as otherwise provided in this Agreement, no Member shall be entitled to compensation for attendance at Member meetings or for time spent in its capacity as a Member, except in its capacity acting as the Manager as set forth in Section 5.8.

4.9 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Representative be a partner or joint venturer of any other Member, Manager or Representative for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

4.10 No Implied Covenants; No Fiduciary Duties. There are no implied covenants contained in this Agreement other than the contractual duty of good faith and fair dealing. The Members, the Manager and the Representatives shall not have any fiduciary or other duties to the Company or the other Members except as specifically provided by this Agreement, and the Members’, the Representatives’, and the Manager’s duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement.

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4.11 Other Business Opportunities. Except as provided in Sections 9.2 and 10.1: (a) each Member (including in its capacity as a Manager) and its Representatives shall have the right independently to engage in and receive the full benefits from business activities, whether or not competitive with the Operations, without consulting the Company or any other Member; (b) the doctrines of “corporate opportunity” and “business opportunity” shall not be applied to any other activity, venture, or operation of any Member or Representative or the Manager; and (c) no Member or Representative or the Manager shall have any obligation to any other Member or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the dissolution or winding up of the Company.

ARTICLE V
COMPANY MANAGEMENT

5.1 Management Authority. Except as delegated to the Manager under Section 5.3, the Management Committee shall have the exclusive power and authority to approve any Major Decision. The Manager shall have the power and authority to make any other decision or take any other action on behalf of the Company that does not require the approval of the Management Committee under this Agreement. In connection with the implementation, consummation or administration of any matter within the scope of the Manager’s authority, the Manager is authorized, without the approval of the Members or the Management Committee, to execute and deliver on behalf of the Company contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Manager deems it necessary or desirable. The Manager may delegate to officers, employees, agents, contractors or representatives of the Company or the Manager any or all of its powers by written authorization identifying specifically or generally the powers delegated or acts authorized, but no such delegation shall relieve the Manager of its obligations hereunder.

5.2 Management Committee.

(a) Organization and Composition. The Members hereby establish a committee (the “Management Committee”) consisting of two (2) representatives (“Representatives”), of which: (i) one (1) Representative shall be appointed by Miranda; and (ii) one (1) Representative shall be appointed by GTI. A Representative of the Member that holds greater than fifty percent (50%) of the Interests of the Members shall serve as the chair of the Management Committee. Each Member may appoint one or more alternate Representatives to act in the absence of a regular Representative. Appointments of Representatives may be made or changed at any time by Notice to the other Member. Representatives shall not be considered managers under the Act, but derive all of their right, power and authority from the Members. No Member or Representative shall have the power to bind the Company or to execute documents and instruments on behalf of the Company, unless such Member or Representative also is a Manager or officer or such power and authority has been delegated by the Manager to such Member or Representative, and then only in that capacity.

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(b) Voting. Each Member, acting through its Representative, shall vote on the Management Committee in accordance with its Interest. Whenever any provision of this Agreement requires or permits the vote, consent or approval of the Members or the Management Committee, such provision shall be deemed to require or permit, as applicable, the vote, consent or approval of Representatives with an Interest of greater than fifty percent (50%), unless the provision specifically requires a greater percentage, or the consent or approval of a greater number or percentage of Members or Representatives.

(c) Meetings. Management Committee meetings shall be held at least annually, at such times and at such place as the Management Committee shall determine. In addition to regularly scheduled meetings, the Manager or any Representative may call a special meeting of the Management Committee upon fifteen (15) days’ Notice. In case of emergency, reasonable Notice of a special meeting shall suffice. There shall be a quorum if at least one Representative appointed by each Member is present. Each Notice of a meeting shall include an agenda or statement of the purpose of the meeting prepared by the Manager in the case of a regular meeting, or by the Manager or Representative calling the meeting in the case of a special meeting, but any matters may be considered at the meeting.

(d) Conduct of Meetings. Meetings of the Management Committee may be held by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Representatives within seven Business Days after the meeting. The minutes, when approved by one or more Representatives appointed by each Member, shall be the official record of the decisions made by the Management Committee and shall be binding on the Management Committee, the Manager and the Members. If the Representatives are unable to agree on the minutes within thirty (30) days after receipt of the Manager’s proposed minutes, then the minutes prepared by the Manager together with proposed objections submitted to the Manager before the expiration of such thirty (30) day period shall be the official record of the meeting. The reasonable costs of the attendance of Representatives, officers and personnel at meetings shall be charged to the Business Account.

(e) Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior Notice if the action is evidenced by a written consent describing the action taken, signed by the Representative of each Member.

(f) Major Decisions. Neither the Manager nor any Representative, nor any officer, employee or agent of the Company, shall have any authority to bind or take any action on behalf of the Company with respect to any Major Decision unless such Major Decision has been unanimously consented to or approved by the Management Committee in accordance with this Section 5.2. Each of following matters shall constitute a “Major Decision”:

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(i) disposition of significant mineral rights or claims, (including disposition of significant patented and unpatented mining claims under Section 5.3(k)) outside of the ordinary course of business;

(ii) except as specifically contemplated in this Agreement, the redemption of all or any portion of an Interest;

(iii) the issuance of an Interest or other equity interest in the Company, or the admission of any Person as a new Member of the Company other than in accordance with Section 8.5(c); provided, that this clause (iii) shall not be deemed to prohibit or restrict the adjustment of Interests under Section 3.2;

(iv) a decision to grant authorization for the Company to file a petition for relief under any chapter of the United States Bankruptcy Code, Title 11 U.S.C. or to consent to such relief in any involuntary petition filed against the Company by any third party, or to admit in writing any insolvency of the Company or inability to pay its debts as they become due or to consent to any receivership (or similar proceeding) of the Company;

(v)	the merger or amalgamation of the Company into or with any other entity;

(v)	the sale of all or substantially all of the Company’s Assets;

(vii)	amendments to this operating Agreement of the Company;

(viii)	the commencement or taking of any action to commence a voluntary dissolution, winding up or other steps to terminate the existence of the Company;

(x)	a continuance of the Company to another jurisdiction;

(xi)	a change to the Company’s auditors or waiver of the appointment of an auditor;

(xii)	any change to the financial year end of the Company;

(xiii)	any reorganization of the Company;

(xiv)	the formation or establishment of a subsidiary, the purchase of or investment in any body corporate or other entity, the acquisition of the whole or a part of the business of any Person for a value in excess of US$3,000,000, or the commencement of any additional business operations unrelated to those contemplated by the Agreement;

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(xv)	the cessation of work at the Claims, for a period to time in excess of six (6) months, unless such cessation is required for operational reasons or to comply with any regulatory requirement or order of a governmental authority or court having jurisdiction;

(xvi)	the adoption of and changes to financial control procedures or material accounting policies (unless required to comply with regulatory requirements);

(xvii)	any material management, service or other agreement with any Person that is related to the Manager (including an affiliate), and any material amendments thereto;

(xviii)	except as specifically provided for in Financing and pursuant to leasing arrangements undertaken in the normal course, agree to the creation of an Encumbrance on any of the Company’s assets, except for the Encumbrances listed as items (b) through (g) in the definition of Permitted Encumbrances;

(xix)	any single expenditure not already approved under Programs and Budgets of more than US$750,000; or

(xx)	the initiation, conduct, abandonment or settlement of any arbitration or legal proceedings or regulatory proceedings (collectively “proceedings”) brought by or against the Company involving an aggregate value of more than US$1.0 million, except for the initiation, conduct, abandonment or settlement of any arbitration or legal proceedings relating the enforcement of any rights of the Company against any Member.

5.3 Manager; Duties. The Company shall be managed by one manager (the “Manager”). The initial Manager shall be GTI. Any increase or decrease in the number of Managers shall be unanimously approved by the Management Committee. Subject to Sections 5.4 and 5.5 and the other provisions of this Agreement, the Manager shall have the following duties:

(a) Programs and Budgets. The Manager shall manage, direct and control Operations in accordance with adopted Programs and Budgets, and shall prepare and present to the Management Committee proposed Programs and Budgets under Section 6.3 and proposed Amendments under Section 6.5.

(b) Implementation. The Manager shall implement Major Decisions, shall make from Company funds all Expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if the Company lacks sufficient funds for the Manager to carry out its responsibilities under this Agreement.

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(c) Procurement. The Manager shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; and (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions.

(d) Title; Encumbrances. The Manager shall conduct such title examinations and cure such title defects as may be advisable in the Manager’s reasonable judgment, and keep the Assets free and clear of Encumbrances, except for Permitted Encumbrances.

(e) Taxes. The Manager shall: (i) make or arrange for all payments required by the Underlying Agreement; and (ii) pay all taxes on Operations and Assets, except: (A) taxes determined or measured by a Member’s revenue or net income; and (B) taxes on production of Products that are distributed in-kind to a Member; provided, that if authorized by the Management Committee, the Manager shall have the right to contest the validity or amount of any taxes the Manager deems to be unlawful, unjust, unequal or excessive, and to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization of such taxes before such taxes are required to be paid, but the Manager shall not permit or allow title to the Assets to be lost as the result of the nonpayment of any such taxes.

(f) Compliance with Laws. The Manager shall: (i) apply for all necessary Permits; (ii) comply with applicable Laws; (iii) promptly provide Notice to the Management Committee of any allegations of a material violation of Laws; and (iv) prepare and file all reports or notices required by any Governmental Authority for Operations. The Manager shall timely cure or dispose of any violation of Laws through performance, or payment of fines and penalties, or both, the cost of which shall be charged to the Business Account.

(g) Litigation. The Manager shall prosecute and defend, but shall not initiate without the approval of the Management Committee, all litigation, arbitrations or administrative proceedings arising out of Operations. The Manager shall keep the Management Committee reasonably informed of the progress of any such litigation, arbitrations or proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of Fifty Thousand and 00/100 United States Dollars (USD$50,000.00) in cash or value.

(h) Insurance. The Manager shall obtain insurance for the benefit of the Company, the Members and the Manager as provided in Exhibit E or as may otherwise be determined from time to time by the Management Committee.

(i) Disposition of Assets. The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Section 10.2. Without prior approval from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of Fifty Thousand and 00/100 United States Dollars (USD$50,000.00); (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 7.3; (iii) dissolve or begin a liquidation of the Company; or (iv) dispose of all or a substantial part of the Assets necessary for the Business.

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(j) Maintenance of Assets. The Manager shall perform all assessment and other work and pay all Governmental Fees required by Law in order to maintain the State Claims, mill sites and tunnel sites included within the Claims. The Manager may perform the assessment work under a common plan of exploration, and continued actual occupancy of such claims and sites is not required. The Manager shall not be liable for any determination by any Governmental Authority that the work performed by the Manager did not constitute the required annual assessment work or occupancy to preserve or maintain ownership of the claims; provided that the work was performed in accordance with accepted industry standards and the adopted Program and Budget. The Manager shall timely record with the appropriate recorder’s office and file with the appropriate United States agency, any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with applicable requirements.

(k) Changes to Mineral Rights. If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any State Claims, mill site or tunnel site; (ii) locate any fractions resulting from such amendment or relocation; (iii) apply for mining leases or other forms of mineral tenure for any such State Claims or sites; (iv) abandon any State Claims for the purpose of locating mill sites or otherwise acquiring rights to the ground covered thereby; (v) abandon any State mill sites for the purpose of locating mining claims or otherwise acquiring from the State of Alaska rights to the ground covered thereby; (vi) exchange with or convey to the United States any of the Patented Claims for the purpose of acquiring rights to the ground covered thereby or other adjacent ground; and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure under any Law hereafter enacted.

(l) Accounting. The Manager shall: (i) keep and maintain all required accounting and financial records under the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry; (ii) keep and maintain current balances of Contributed Capital; (iii) keep and maintain Capital Accounts of the Members in accordance with Exhibit B; and (iv) keep all Company accounts separate and segregated from the individual accounts of the Manager.

(m) Reporting; Audits. The Manager shall: (i) provide the reports to the Members required under Section 6.11; (ii) permit the audits, inspections and access rights under Section 6.12; and (iii) obtain the independent audit required under Section 6.13.

(n) Environmental Compliance Plan. The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of applicable Laws or contractual obligations and shall include in each proposed Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of applicable Laws and contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of the Properties disturbed by Operations.

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(o) Continuing Obligations. The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of Operations. The Manager shall have the right to delegate performance of Continuing Obligations to Persons having demonstrated skill and experience in relevant disciplines. As part of each proposed Program and Budget, the Manager shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the Management Committee reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations, and to audit books, records, and accounts related thereto.

(p) Environmental Compliance Fund. Funds deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include money market investments and money market funds, or longer term investments approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including committing such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(q) Other Activities. The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

(r) Delegation. The Manager shall have the right to carry out its duties and responsibilities under this Agreement through Affiliates, agents, consultants or independent contractors, but no such Persons shall have any rights under this Agreement.

5.4 Standards of Care. Subject to Section 5.5, the Manager shall discharge its duties under Section 5.3 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices and in accordance with the terms and provisions of all Permits pertaining to the Assets.

5.5 Exculpation. Notwithstanding any contrary provision of this Agreement, the Manager shall not be liable or responsible to the Company or any Member and shall not be in breach or default of its duties under this Agreement for any act or omission: (a) that is not caused by or attributable to the Manager’s willful misconduct or gross negligence; (b) if the inability to perform results from: (i) the failure of any Member or Representatives (other than the Manager, any Affiliate of the Manager, or any Representative designated by the Manager or any such Affiliate), to perform acts or to contribute amounts required under this Agreement; (ii) a lack of Company funds, to the extent the Manager and its Affiliates have made all Capital Contributions required to be made by them under this Agreement; or (iii) the failure to carry out or perform in accordance with a Program and Budget for any period, if a Program and Budget has not been adopted for the period; or (c) taken in good faith reliance on an adopted Program and Budget or information, opinions, reports or statements presented by any other Member or Representative of any other Member, or by any other Person as to matters the Manager reasonably believes are within the other Person’s professional or expert competence.

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5.6 Indemnification of Manager and Representatives. Subject to the limitations of the Act, the Company shall indemnify, defend and hold harmless the Representatives and the Manager from and against any Adverse Consequences arising as a result of any act or omission of any such Representative or the Manager with respect to the Company believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for willful misconduct or gross negligence.

(a) Contract Rights. The rights granted under this Section 5.6 are contract rights, and no amendment, modification or repeal of this Section 5.6 shall have the effect of limiting or denying any such rights with respect to actions taken, omissions, or proceedings arising before any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 5.6 could involve indemnification for negligence or strict liability. Notwithstanding the foregoing, the Company’s indemnification of the Manager and the Representatives as to third-party claims shall be only with respect to such Adverse Consequences that are not otherwise compensated by insurance.

(b) Advancement of Expenses. The rights to indemnification conferred in this Section 5.6 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by any Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in an action, suit, proceeding or arbitration in advance of the final disposition of the action, suit, proceeding or arbitration and without any determination as to the Person’s ultimate entitlement to indemnification; provided, that the payment of such expenses in advance of the final disposition or award of an action, suit, proceeding or arbitration shall be made only upon delivery to the Company of a written affirmation by such Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 5.6 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 5.6 or otherwise.

(c) Non-Exclusive Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 5.6 are not exclusive of any other right that any such indemnified Person may have or acquire under any Law, provision of this Agreement, vote of the Management Committee or the Members or otherwise.

(d) Invalidity. If this Section 5.6 or any portion shall be invalidated on any ground by any court of competent jurisdiction or arbitration panel, then the Company shall indemnify and hold harmless the Manager or Representatives indemnified under this Section 5.6 as to the Adverse Consequences to the full extent permitted by any portion of this Section 5.6 that has not been invalidated, and to the fullest extent permitted by applicable Law.

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(e) Insufficient Funds. If the assets of the Company are insufficient to fund any indemnity to which the Manager or any Representative is entitled under this Section 5.6, the Members shall make Capital Contributions to the Company (or if the Company has been terminated, pay to the indemnified Person) in accordance with their respective Interests to fund any such indemnification obligations. In the case of Continuing Obligations, proportionate liability of the Members (including the Manager) for any indemnification hereunder arising from such Continuing Obligations shall be determined in accordance with Section 4.4.

5.7 Resignation; Removal; Replacement.

(a) Voluntary Resignation. The Manager may voluntarily resign at any time upon three (3) months’ prior Notice to the Management Committee. Acceptance of such resignation shall not be necessary.

(b) Deemed Resignation. The Manager shall automatically be deemed to resign without the requirement of Notice or other notice of any kind effective immediately upon the occurrence of an Insolvency Event with respect to the Manager.

(c) Removal. The Manager may be removed by Notice of the other Member to the Manager: (i) if the Interest of the Manager and its Affiliates becomes less than 50%; or (ii) for Misconduct of the Manager or any Member that is an Affiliate of the Manager; provided, such Notice shall be delivered to the Manager within ninety (90) days after the date such other Member has notice or knowledge of the event giving rise to the removal right.

(d) Replacement. If the Manager resigns voluntarily under Section 5.7(a), the other Member may elect to become the successor Manager by Notice to the Management Committee within thirty (30) days after the date of the voluntary resignation. If the other Member does not make such an election within such thirty (30) day period, the successor Manager (who may be a Member, an Affiliate of a Member or a third party) shall be elected by the Management Committee. If the Manager is deemed to resign under Section 5.7(b) or is removed under Section 5.7(c), the Representatives of the other Member may appoint the successor Manager (who may be a Member, an Affiliate of a Member or a third party) by Notice to the Management Committee. Any successor Manager shall execute a joinder to this Agreement agreeing to be bound by the provisions of this Agreement that relate to the Manager. The appointment of a successor Manager shall be deemed to pre-date any event causing a deemed resignation of the Manager under Section 5.7(b).

(e) No Effect on Interest. The resignation or removal of a Person as the Manager shall not require or result in the resignation or removal of such Person as a Member, reduce the Interest of such Member or its Representatives, or restrict the right of such Member to appoint Representatives to the Management Committee.

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5.8 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs in accordance with the Accounting Procedure set forth in Exhibit B.

5.9 Affiliate Transactions. The Company shall not enter into any agreement or contract (including the payment of any fees or other compensation) with the Manager, any Affiliate of the Manager or any Member, or any material modification or amendment to any such agreement or contract, except: (a) on terms no less favorable than would be the case with unrelated third parties in arms’ length transactions; (b) with the approval of the Representatives of each Member that is not a party (and whose Affiliates are not a party) to the agreement, contract, modification or amendment; or (c) as specifically provided in this Agreement or in the then current approved Program and Budget; provided that the Members acknowledge that the services to be performed by the Manager may be delegated to any Affiliate of the Manager and performed by such Affiliate, and costs and charges for such services shall be paid and reimbursed by the Company from the Business Account to the same extent as if such services were performed directly by the Manager.

5.11 Financing. The Members acknowledge and approve the Financing with CRH including the granting of a security interest in the assets of the Company granted to CRH thereunder, consisting of a grant of a Real Estate Deed of Trust, Security Agreement, Assignment of Lease and Rights, and Financing Statement (the “Deed”) a copy of which is attached as Exhibit G.

ARTICLE VI
PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING

6.1 Initial Program and Budget. The initial Program and Budget adopted by the Members is attached as Exhibit F.

6.2 Operations Under Programs and Budgets. All Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired consistent with adopted Programs and Budgets. Each Program and Budget shall provide for: (a) accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget; and (b) payment of all obligations of the Company under the Underlying Agreement.

6.3 Presentation of Proposed Programs and Budgets. Not later than October 1 of each calendar year, beginning in August the Manager shall prepare a proposed Program and Budget for the succeeding calendar year or longer such period approved by the Management Committee, and submit the proposed Program and Budget for such calendar year or other period to the Management Committee for its review and approval. The proposed Program and Budget shall be accompanied by a Notice of the date and time of the meeting to be held under Section 6.4 to consider the proposed Program and Budget, which date shall not be less than twenty (20) days after the submission of the proposed Program and Budget to the Management Committee.

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6.4 Approval of Proposed Programs and Budgets. On or before November 1 of each calendar year, beginning in September, at a meeting of the Management Committee, the Representatives of each Member shall submit a statement in writing to the Management Committee as to whether such Representative: (a) approves the proposed Program and Budget; (b) proposes modifications to the proposed Program and Budget; or (c) rejects the proposed Program and Budget. If the Representatives of a Member do not approve the proposed Program and Budget, then the Management Committee shall call another meeting to be held within twenty (20) days after the first meeting to consider the Program and Budget and to vote on a revised Program and Budget. During such twenty (20) day period, the Manager shall negotiate in good faith with the Representatives to develop a revised Program and Budget that is acceptable to all of the Representatives, and shall deliver its revised Program and Budget to the Representatives at or before the subsequent meeting. At the subsequent meeting to again vote on the Program and Budget (taking into account any revisions proposed by the Representatives during the negotiation period), the Representatives of each Member shall vote to either accept or reject the revised Program and Budget, but may not propose additional modifications. If one or more Representatives do not attend any meeting of the Management Committee, the purpose of which is to review and approve a Program and Budget or an Amendment, then the Representatives present at the meeting may approve the proposed Program and Budget, but no other action may be taken at the meeting.

6.5 Amendments. The Manager may propose amendments (“Amendments”) to any currently approved Program and Budget from time to time before incurring costs under the Amendment. The Representatives of each Member shall have fifteen (15) days after the proposal of an Amendment by the Manager to submit in writing to the Management Committee one of the responses described in Sections 6.4(a), (b) or (c) (substituting “Amendment” for “Program and Budget” in each case). If the Representatives of a Member fail to respond within the fifteen (15) day period, then those Representatives shall be deemed to have approved the proposed Amendment. If the Representatives of a Member timely submit to the Management Committee their rejection of, or proposed modifications to, the proposed Amendment, then the Manager may call a special meeting of the Management Committee under Section 5.2(c) to vote on an Amendment. If the Manager calls such a meeting, the Manager shall negotiate in good faith with the Representatives to develop an Amendment that is acceptable to all of the Representatives, and shall deliver its revised Amendment to the Representatives at or before the meeting. At the meeting to vote on the Amendment (taking into account any revisions made by the Manager during the negotiation period), the Representatives of each Member shall vote to either accept or reject the revised Amendment, but may not propose additional modifications. If the Amendment relates to Operations on existing Properties and does not increase the aggregate original Budget by more than ten percent (10%) (taking into account other Amendments adopted after the date of the original Budget), then the Members shall continue to participate in the Joint Funding of the Program and Budget, as amended, based on their original elections under Section 6.6. If the Amendment does not relate to Operations on existing Properties or increases the aggregate original Budget by more than ten percent (10%) (taking into account other Amendments adopted after the date of the original Budget), then the Program and Budget, as amended, shall be treated as a new Program and Budget and each Member shall be entitled to make new elections under Section 6.6 as to their participation in Joint Funding with respect to the remaining period under the amended Program and Budget.

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6.6 Election to Participate.

(a) By Notice to the Management Committee (a “Non-Contribution Notice”) within twenty (20) days after the final vote adopting a Program and Budget, a Member (a “Non-Contributing Member”) may elect to contribute to such Program and Budget in some lesser amount than in accordance with its Interest, or may elect not to contribute any amount to such Program and Budget. If a Member does not timely provide a Non-Contribution Notice to the Management Committee, such Member shall be deemed to have elected to contribute to the Program and Budget in proportion to its Interest as of the beginning of the period covered by the Program and Budget. The difference, if any, between the amount that the Non-Contributing Member would otherwise be required to contribute in accordance with its Interest and the amount, if any, that the Non-Contributing Member elects or is deemed to elect to contribute, is referred to as the “Underfunded Amount.”

(b) If a Non-Contributing Member timely delivers a Non-Contribution Notice, and the other Member has or is deemed to have elected to contribute its proportion amount to the Program and Budget in accordance with its Interest, such other Member (the “Contributing Member”) shall have the right (but not the obligation) to elect by Notice to the Non-Contributing Member delivered within ten (10) days after its receipt of the Non-Contribution Notice, to contribute all or any portion (an “Excess Contribution”) of the Underfunded Amount to such Program and Budget.

(c) If a Non-Contributing Member timely delivers a Non-Contribution Notice, the Interest of each Member shall, subject to Section 6.7, be adjusted, effective as of the beginning of the period covered by the Program and Budget, to equal a fraction, expressed as a percentage:

(i) the numerator of which equals:

(A) the Contributed Capital of the Member as of the beginning of the period covered by the Program and Budget; plus

(B) the amount, if any, that the Member has agreed to contribute to the Program and Budget before considering any Excess Contribution; plus

(C) if the Member is a Contributing Member, the Excess Contribution, if any, that the Contributing Member has agreed to contribute to the Program and Budget with respect to the Underfunded Amount; and

(ii) the denominator of which equals the sum of the amounts calculated under Section 6.6(c)(i) above for all Members.

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(d) If a Non-Contributing Member delivers a Non-Contribution Notice and the Contributing Member does not elect to contribute the entire Underfunded Amount: (i) if the Manager or its Affiliate is the Contributing Member, the Manager shall adjust the Program and Budget to the extent the Manager reasonably deems necessary to take into account the reduced contributions; and (ii) if the Member that is not the Manager or an Affiliate of the Manager is the Contributing Member, the Representatives of that Member shall adjust the Program and Budget to the extent such Representatives reasonably deem necessary to take into account the reduced contributions. The Program and Budget as adjusted under this Section 6.6(d) shall replace the Program and Budget previously adopted by the Management Committee for the Program and Budget period.

6.7 Recalculation and Restoration for Actual Contributions.

(a) If a Non-Contributing Member timely delivers a Non-Contribution Notice for a Program and Budget and the Interests of the Members are adjusted under Section 6.6(c), then within fifteen (15) days after the completion of the Program and Budget, the Manager shall deliver a written report to the Members of the total amount of Capital Contributions actually made by the Members under cash calls for the Program and Budget.

(b) If the actual amount of Capital Contributions is more or less than the budgeted amount in the adopted Budget, the Interests shall be recalculated under Section 6.6(c) by substituting the actual amount of Capital Contributions made by each Member (including any deemed Capital Contributions made by the Non-Contributing Member under Section 6.7(c)) during the Program and Budget period for the estimated amounts used in calculating the adjustments to the Interests at the beginning of the Program and Budget period.

(c) If the actual amount of Capital Contributions is less than eighty percent (80%) of the budgeted amount in the adopted Budget, the Non-Contributing Member may elect to reimburse the Contributing Member for all (but not less than all) of the Excess Contribution actually contributed by the Contributing Member by delivering a Notice of its election to the Contributing Member within ten (10) days after receipt of the Manager’s report. The Notice shall be accompanied by payment in the amount of the actual Capital Contributions of the Excess Contribution, together with interest at the Prime Rate from the date of each such Capital Contribution to the date paid. If the Non-Contributing Member makes this election, for all purposes under this Agreement (including the readjustment to the Interests under Section 6.7(b)), each Capital Contribution previously made by the Contributing Member for the Excess Contribution shall instead be deemed to have been a loan from the Contributing Member to the Non-Contributing Member on the date of the contribution, followed by an immediate Capital Contribution of the same amount by the Non-Contributing Member to the Company.

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(d) If the Interests are recalculated under Section 6.7(b), and either distributions were made, or any items of Profit, Loss or credit were allocated to the Members during the period covered by the Program and Budget based on the Interests as adjusted under Section 6.6(c) at the beginning of the Program and Budget period: (i) in the case of distributions, the amount of subsequent distributions to be made to the Contributing Member shall be decreased, and the amount of subsequent distributions to the Non-Contributing Member shall be increased, until the Non-Contributing Member has received distributions from the Company, to the extent possible, in the amounts that the Non-Contributing Member would have received; and (ii) in the case of allocations, the Manager shall cause the Company to make such offsetting allocations of items of Profit, Loss or credit in a manner reasonably determined by the Manager, so that the Members have been allocated, to the extent possible, the amounts that the Members would have been allocated, in each case if the Members’ Interests at the beginning of the period covered by the Program and Budget had equaled the Interests recalculated under Section 6.7(b), taking into account any reimbursement of the Excess Contribution under Section 6.7(c).

6.8 Deadlock on Proposed Programs and Budgets. If the Management Committee fails to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager shall continue Operations: (a) if an initial Mining Program and Budget has not been adopted, at levels sufficient to maintain the then current Operations and Claims; and (b) if an initial Mining Program and Budget has been adopted, at levels substantially comparable with the last adopted Program and Budget. The Members shall continue to make Capital Contributions in accordance with the Interests applicable to the last adopted Program and Budget in response to capital calls from the Manager to fund such Operations during a deadlock.

6.9 Budget Overruns; Program Changes. The Manager shall immediately provide Notice to the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget (as amended under Section 6.5) by more than ten percent (10%), then the excess over ten percent (10%), unless directly caused by an emergency or unexpected Expenditure made under Section 6.10 or unless otherwise authorized by the unanimous approval of the Management Committee, shall be at the sole cost and expense of the Manager and shall not considered a Capital Contribution or taken into account in the calculation of Interests. Budget overruns of ten percent (10%) or less shall be considered costs and expenses of the Company, and shall be funded by the Members making additional Capital Contributions to the Company in proportion to their respective Interests.

6.10 Emergency or Unexpected Expenditures. In case of an emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Laws. The Manager may also make reasonable Expenditures for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care in Section 5.4, subject to Section 5.5. The Manager shall promptly provide Notice to the Members of the emergency or unexpected Expenditure, and shall be reimbursed for all resulting costs by the Company, which costs shall be funded by the Members making additional Capital Contributions to the Company under Sections 3.4 and 3.5 in proportion to their respective Interests at the time the emergency or unexpected Expenditures are incurred.

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6.11 Monthly Reports. The Manager shall promptly submit to the Management Committee the following reports:

(a) monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month;

(b) monthly progress reports that include statements of Expenditures and comparisons of such Expenditures to the adopted Budget;

(c) periodic summaries of data acquired by or on behalf of the Company;

(d) copies of any reports prepared by or on behalf of the Company concerning Operations;

(e) a detailed final report within thirty (30) days after completion of each Program and Budget, which report shall include comparisons between actual and budgeted Expenditures and comparisons between the objectives and results of Programs; and

(f) such other reports as the Management Committee may reasonably request.

6.12 Inspection Rights. The Manager shall: (a) provide to the Representatives, accountants, advisors and other representatives of each Member, access to, and the right to inspect and copy, at the requesting party’s expense, all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information in the possession or control of the Manager pertaining to the Company or the Operations; and (b) at the sole risk of the requesting Member, and subject to the safety requirements of applicable Laws and the Manager’s reasonable safety policies and procedures, permit the Representatives, accountants, advisors and other representatives of each Member to inspect the Assets and Operations. The requesting Member shall use commercially reasonable efforts to prevent any such inspections from unreasonably interfering with Operations or the other business and operations of the Manager.

6.13 Independent Audit. Upon request made by any Member within twenty-four (24) months after the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within twenty-four (24) months after the end of such period), the Manager shall cause an independent accounting firm selected by the Management Committee (the “Independent Accountant”) to conduct an independent audit of the financial statements of the Company for such calendar year (or other accounting period). Promptly after the completion of any such independent audit, the Manager shall deliver a copy of the report of the Independent Accountant on the financial statements of the Company, together with a detailed report of costs and Expenditures of the Company (including all costs and Expenditures for which the Manager sought reimbursement) for such year or other accounting period prepared in accordance with GAAP and reconciled to the financial statements audited by the Independent Accountant and to the monthly reports provided to the Members under Section 6.11. All written exceptions to and claims (other than exceptions or claims based on fraud) upon the Manager by any Member relating to costs and Expenditures incurred by or on behalf of the Company for such year or other accounting period shall be made by Notice to the Manager delivered not more than three (3) months after receipt of the audit report and the related report of costs and Expenditures or shall be deemed forever waived and released.

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ARTICLE VII
DISTRIBUTIONS; DISPOSITION OF PRODUCTION

7.1 Distributions.

(a) Generally. Except as otherwise provided in this Article VII, the aggregate amount of all distributions to the Members and the timing of all such distributions shall be determined by the Management Committee.

(b) Cash Distributions. Except as provided in Sections 7.2 and 3.1, cash distributions shall be made to the Members pro rata in proportion to their respective Interests; provided, that: (i) all cash resulting from the sale of Miranda Products under Section 7.3 shall be distributed to Miranda; and (ii) all cash resulting from the sale of GTI Products under Section 7.3 shall be distributed to GTI.

(c) Distributions In Kind. During the existence of the Company, no Member shall be entitled or required to receive as distributions from the Company any Company asset other than money. Upon the dissolution and winding-up of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company in accordance with Section 9.4. Except as otherwise provided in this Article VII or as otherwise determined by the Management Committee: (i) all distributions to the Members shall be in cash; (ii) no Member shall have the right to demand distributions in cash or in kind; and (iii) all distributions to the Members in kind shall be made to the Members pro rata in proportion to their respective Interests.

(d) Tax Distributions. Notwithstanding other provisions of this Article VII, prior to making non-liquidating distributions pursuant to any other provisions of this Section 7.1, the Company shall make cash distributions (“Tax Distributions”) to the Members, pro rata in proportion to their relative positive Tax Distribution Amounts, until all positive Tax Distribution Amounts are reduced to zero (0). Amounts withheld and paid to a tax authority with respect to a Member shall be treated as Tax Distributions made to the Member. Tax Distributions shall: (i) be treated (for purposes of this Section 7.1, but not for Capital Account purposes) as nonrecourse advances on future distributions payable to the Members under this Section 7.1; (ii) reduce amounts otherwise distributable under the preceding provisions of this Section 7.1 to the recipient Members as quickly as possible; and (iii) reduce the Capital Account balances of the recipient Members in the same manner as other distributions. The Company shall use commercially reasonable efforts to cause Tax Distributions to be made within thirty (30) days after the end of each calendar quarter, based on the Tax Distribution Amounts of each member as of the end of each such quarter after giving effect to allocations pursuant to Exhibit C for such quarter.

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7.2 Liquidating Distributions. Notwithstanding Section 7.1, all distributions made in connection with the sale or exchange of all or substantially all of the Company’s assets and all distributions made in connection with the liquidation of the Company shall be made to the Members in accordance with their respective Capital Account balances at the time of distribution after taking into account the adjustments to the Capital Accounts under Section 5.2 of Exhibit C, all allocations of items of Profit and Loss under Article III of Exhibit C, all sales of Products and all distributions through the date of the final distribution. All distributions to the Members under this Section 7.2 shall be made in accordance with the time requirements under Treasury Regulations §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

7.3 Disposition of Products. Subject to provisions of Section 3.2, disposition by the Company of Products shall be governed by this Section 7.3.

(a) On a monthly basis, all products produced by the Company during the month shall be apportioned between Miranda and GTI in accordance with their relative Interests on the last day of the month, with the portion apportioned to Miranda referred to as “Miranda Products,” and the portion apportioned to GTI referred to as “GTI Products.” Except as otherwise provided in this Section 7.3, the Company shall dispose of Products under arrangements as may be approved by the Management Committee from time to time. Generally, except as adjusted pursuant to Section 7.3(b), Products shall be disposed of in the order in which produced, and each disposition of Products shall be treated as a disposition by the Company of Miranda Products and GTI Products in proportion to the applicable Interests.

(b) The Management Committee shall, on a monthly basis, provide each Member a summary of the anticipated monthly production of Products for the following twelve (12) months, and a summary of all outstanding agreements or commitments on behalf of the Company for the disposition of Products. Each Member (a “Requesting Member”) may by Notice to the Company: (i) request to purchase all or any specified amount of any uncommitted portion of the Requesting Member’s share of Products at such price and on such other terms as may be designated by the Requesting Member; and (ii) request that the Management Committee enter into a purchase agreement with a designated third party for all or any specified portion of the Requesting Member’s share of Products, at such price and on such other terms as may be specified by the Requesting Member. The Management Committee shall give effect to any such request, to the extent that doing so would not cause the Company to be in breach of any of its obligations to third parties. Following any such request, future sales or dispositions of Products by the Company shall be apportioned between the Members as reasonably determined by the Management Committee in order to give effect to such request, rather than as provided in Section 7.3(a).

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(c) Any additional expenses or obligations incurred by the Company in the selling and separate disposition thereafter to or at the request of any Requesting Member of all or any portion of its share of Products, including any storage, freight to final destination, insurance, premiums, losses, claims, damages and liabilities, shall be an expense of such Member, and shall be reimbursed by such Member to the Company within thirty (30) days after receipt of an invoice for the same from the Manager, or may be recovered by the Manager from amounts otherwise distributable to the Requesting Member. Any such reimbursement or recovery shall not be considered a Capital Contribution and shall not increase the Capital Account of the Requesting Member. In addition, any costs and expenses attributable to any disposition of Products apportioned between the Members’ in accordance with the last sentence of Section 7.3(b), rather than in accordance with Section 7.3(a), shall be apportioned between the Members’ in accordance with their relative interests in the Products being separately disposed of.

(d) Any costs of the Company for severance taxes, net proceeds taxes, ad valorem taxes and other taxes, fees or royalties imposed (including any potential federal royalties or fees that may be imposed in the future) in connection with the production (as opposed to the sale or disposition) of Products shall be an expense of the Company. To the extent a Member fails to contribute to Monthly Capital Calls or timely make such reimbursements, the Manager shall have the right, but not the obligation, to recover from amounts otherwise distributable to such Member such amounts as are necessary to cover that Member’s share of such costs. Any amounts so recovered shall be treated as distributed to the Member and contributed by the Member as part of a Monthly Capital Call.

(e) If a Member fails to contribute to an adopted Program and Budget that provides for Capital Contributions for operating costs, the Manager may recover from amounts otherwise distributable to such Member such amounts as are necessary to pay that Member’s share of the operating costs, and shall treat the amounts so recovered as having been distributed to the Member and contributed by the Member to the Company as otherwise required. In the event of such action, the non-Contributing Member’s Interest shall not be reduced unless and only to the extent that the amounts so recovered are insufficient to pay that Member’s share of operating costs. For purposes of this Section 7.3(e), “operating costs” shall not include any capital Expenditures, other than replacement capital costs.

7.4	GTI’s Allocations and Distributions. GTI shall be entitled to ninety percent (90%) of the Product allocations and the resulting cash distributions made by Company to its Members until GTI has recovered one hundred percent (100%) of its $10,000,000 Initial Capital Contribution made solely by GTI; and eighty percent (80%) of the Product allocations and the resulting cash distributions made by the Company to its members until GTI has recovered one hundred percent 100% of any additional Capital Contributions made in excess of its initial Capital Contribution of Ten Million and 00/100 United States Dollars ($10,000,000), made solely by GTI.

The Members acknowledge that the Company is party to and guarantees the Financing arranged by GTI to fund portions of GTI’s Initial Capital Contribution and additional Capital Contributions. For the purposes of this Section 7.4, the Members agree that the delivery of Product required under the Financing and the repayment of the Financing shall be borne entirely from GTI’s Interest from its Product allocations and cash distributions. Miranda shall be entitled to receive Products allocations and the resulting cash distributions using calculations that determine the after tax cash flow distributions that would have occurred on an “all equity” basis showing cash distributions and Product allocations assuming the Financing had not occurred, taking into account any adjustments provided for in Section 3.2.

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ARTICLE VIII
TRANSFERS AND ENCUMBRANCES
OF INTERESTS

8.1 Restrictions on Transfer. Except for Permitted Transfers, Permitted Encumbrances and Permitted Interest Encumbrances, no Member shall Transfer or create an Encumbrance on all or any part of its Interest. Any attempted Transfer of, or creation of an Encumbrance on, all or any portion of an Interest not in accordance with the terms of this Article VIII shall be null and void and of no legal effect.

8.2 Permitted Transfers and Permitted Interest Encumbrances.

(a) To the extent not otherwise prohibited under Section 8.3, the following Transfers (“Permitted Transfers”) are permitted:

(i) A Member may Transfer all or any portion of its Interest to an Affiliate of such Member without the approval of the other Member or the Manager or any other Person;

(ii) A Member may Transfer all or any portion of its Interest to the other Member without the approval of the Manager or any other Person;

(iii) A Member may Transfer all or any portion of its Interest to any Person with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed if, in the reasonable determination of such other Member, the transferee has the financial capacity to carry out the Capital Contribution and other financial obligations of the transferring Member under this Agreement and the transferee is not a competitor of the Member whose approval for the Transfer is requested;

(iv) A Member may Transfer all or any portion of its Interest in connection with the merger, amalgamation, consolidation or reorganization of such Member with or into any other Person without the approval of the other Member or the Manager or any other Person; provided, that the surviving entity in such merger, amalgamation, consolidation or reorganization: (A) possesses all or substantially all of the stock, limited liability company or other equity interests, or all of the property rights and interests of the transferring Member; and (B) is subject to all or substantially all of the liabilities and obligations of the transferring Member; and

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(v) A Member may Transfer all or any portion of its Interest to any Person without the approval of the other Member or the Manager or any other Person; provided that such Member complies with the provisions of Section 8.4.

(b) To the extent not otherwise prohibited under Section 8.3, the following Encumbrances (“Permitted Interest Encumbrances”) are permitted:

(i) A Member may create an Encumbrance on all of its interest or any portion of its Interest with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed; and

(ii) A Member may create an Encumbrance on all of its Interest (but not less than all) to secure debt for borrowed money incurred for the purpose of satisfying such Member’s Capital Contribution obligations under this Agreement without the approval of the other Member or the Manager or any other Person.

(iii) GTI has created an encumbrance on its interests in the Company as a result of an equity transaction between CRH Mezzanine Pte. Ltd and GTI wherein GTI has borrowed $2,000,000 under a secured convertible note that can be converted into GTI shares under certain conditions. The Members approve and acknowledge the equity transaction and the security interest in the GTI interest in the Company granted to CRH Mezzanine Pte. Ltd thereunder.

5.	Notwithstanding that Permitted Interest Encumbrances are allowed, any transferee in connection with the foreclosure or a Transfer or power of sale in lieu of foreclosure of any Permitted Interest Encumbrance shall be subject to all of the provisions of this Agreement, and shall not be admitted to the Company as a substitute Member except as provided in Section 8.5. Upon the foreclosure or transfer or power of sale in lieu of foreclosure of any Permitted Interest Encumbrance, the transferee shall automatically be admitted as an additional Member of the Company, subject to Sections 8.3, 8.5(d), 8.6 and 8.7.

8.3 Additional Limitations on Transfers and Encumbrances. Notwithstanding Section 8.2:

(a) If a Transfer is made that causes the termination of the Company as a partnership for federal income tax purposes, the transferring Member and the transferee shall jointly and severally indemnify, defend and hold harmless the other Member and its Member Indemnified Parties from and against any and all Adverse Consequences arising from such tax termination;

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(b) No Transfer permitted by this Article VIII shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, that arises out of Operations conducted before such Transfer, including as provided in Section 4.4;

(c) The transferring Member and the transferee shall bear all tax consequences of any Transfer;

(d) If a Member Transfers less than all of its Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, with the Member with the greater Interest hereby appointed the agent and attorney-in-fact of the Member with the lesser Interest with respect to the exercise of all rights to vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company;

(e) No Member shall create an Encumbrance on all or any portion of a Interest or any economic interest therein, unless the Encumbrance expressly is subordinate to the terms of any pledge or security interest of the Interest or portion thereof that secures or is contemplated by this Agreement to secure in the future any obligation of the Company to any third-party lenders, including any Project Financing; and

(f) Only United States currency shall be used for Transfers for consideration.

8.4 Right of First Refusal.

(a) Except for Permitted Transfers described in Sections 8.2(a)(i) through (a)(iv) and except for Transfers in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance, no Member (the “Selling Member”) may Transfer all or any portion of its Interest to any Person, unless the Selling Member first provides an offer Notice (an “Offer Notice”) to the other Member (the “Notified Member”) stating that the Selling Member desires to Transfer all or a portion of its Interest, designating the specific portion of the Interest (the “Offered Interest”) that the Selling Member desires to Transfer, and specifying the proposed purchase price (the “Offered Price”) and all of the other proposed terms and conditions of the proposed Transfer of the Offered Interest (the “Offered Terms”).

(b) The Notified Member shall have the right, but not the obligation, for a period of twenty (20) Business Days after its receipt of the Offer Notice, to elect to purchase all, but not less than all, of the Offered Interest for the Offered Price and on the other Offered Terms. Any such election shall be made by providing Notice of such election to the Selling Member within such twenty (20) Business Day period.

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(c) If the Notified Member timely elects to purchase the Offered Interest, the parties shall close the sale of the Offered Interest for the Offered Price and on the Offered Terms on the later of: (i) twenty (20) Business Days after the Selling Member provides the Offer Notice; and (ii) five (5) Business Days after the receipt of all required consents and approvals, if any, with respect to such Transfer from all Governmental Authorities. If the Notified Member does not elect to purchase the Offered Interest or the Notified Member fails to close the purchase thereof within the time period specified above, the Selling Member may Transfer all, but not less than all, of the Offered Interest to any third-party purchaser during the later of (i) the ninety (90) day period after the expiration of such twenty (20) Business Day election period; or (ii) if the Notified Member elects to purchase but fails to close within the time period specified above, the ninety (90) day period after the expiration of such period, but only for a cash value of the consideration received by the Selling Member that is greater than or equal to the Offered Price and on the Offered Terms, and only in accordance with Section 8.3. If the Selling Member does not sell the Offered Interest in accordance with the terms described above within the foregoing ninety (90) day period, the Selling Member shall again afford the Notified Member the purchase rights in this Section 8.4 with respect to any offer to sell, assign or dispose of all or any portion of the Offered Interest or any other Interest held by the Selling Member.

8.5 Substitution of a Member.

(a) Except as provided in Section 8.5(c), no transferee (by conveyance, foreclosure, operation of Law or otherwise) of all or any portion of an Interest shall become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative. A transferee of an Interest that receives unanimous approval to become a Member shall succeed to all of the rights and interest of his transferor in the Company. A transferee of a Member that does not receive unanimous approval to become a Member shall not become a Member, and shall have no rights under this Agreement or the Act applicable to a Member.

(b) Except as provided in Section 8.5(c), if a Member shall be dissolved, merged or consolidated, its successor in interest shall have the same obligations and rights to profits or other compensation that such Member would have had if it had not been dissolved, merged or consolidated, except that the representative or successor shall not become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative. Such a successor in interest that receives unanimous approval to become a Member shall succeed to all of the rights and interests of his predecessor in the Company. A successor in interest that does not receive unanimous approval to become a Member shall not become a Member, and shall have no rights under this Agreement or the Act applicable to a Member.

(c) Notwithstanding Sections 8.5(a) and (b), subject to compliance with Sections 8.3, 8.5(d), 8.6 and 8.7, a transferee of all or a portion of an Interest in connection with a Permitted Transfer or in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance shall automatically be admitted to the Company as a substituted Member with respect to the transferred interest without the consent of any other Member or the Management Committee.

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(d) No Transfer of any interest in the Company otherwise permitted under this Agreement, including a Permitted Transfer, shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor’s obligations to the extent of the interest Transferred, and shall have agreed to be bound by all the terms and conditions of this Agreement, by written instrument in form and substance reasonably satisfactory to the non-transferring Members.

(e) Upon the unanimous determination of the Management Committee that a transferee or the successor or representative of a Member has met the requirements for admission as a Member, the Manager shall have the authority and duty to amend this Agreement and to execute on behalf of the Members and the Company such amendments and other documents to the extent necessary to reflect the admission of such transferee as a substituted Member.

(f) Upon the admission of a transferee as a substituted Member, the transferor shall have no further obligations under this Agreement with respect to that portion of its Interest Transferred to the transferee; provided, that no Member or former Member shall be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such Transfer (whether as the result of a voluntary or involuntary Transfer) or any obligation that under Section 11.13 survives the Transfer of all or any portion of a Member’s Interest, unless each other Member agrees in writing to any such release.

8.6 Conditions to Substitution. As conditions to its admission as a Member, an assignee, transferee or successor of a Member shall: (a) execute and deliver any agreements or instruments, in form and substance satisfactory to the non-transferring Members, as the non-transferring Members reasonably request, including an acknowledgement and agreement to be bound in respect of this Agreement; and (b) pay all reasonable expenses in connection with its admission as a substituted Member.

8.7 Admission as a Member. No Person shall be admitted to the Company as a Member unless either: (a) the Interest or part thereof acquired by such Person has been registered under the Securities Act, and any applicable state securities Laws; or (b) the Company has received a favorable opinion of the transferor’s legal counsel or of other legal counsel acceptable to the non-transferring Members to the effect that the Transfer of the Interest to such Person is exempt from registration under those Laws. The non-transferring Members, however, may waive the requirements of this Section 8.7.

8.8 Economic Interest Holders. A transferee or successor to all or any portion of a Interest that is not admitted as a substituted Member of the Company shall be subject to all of the economic and non-economic obligations of a Member under this Agreement, including obligations to make Capital Contributions and reimbursement obligations, but shall not have any of the non-economic rights of a Member under this Agreement. For clarity, the non-economic rights of a Member include, without limitation, rights to vote, consent or approve matters under this Agreement, inspection rights, audit rights, rights to indemnification, and all rights to make any claims or demands against the Company, any Member or the Manager under this Agreement, the Act or otherwise. Each Member, by execution of this Agreement, acknowledges and agrees that any of its transferees or successors that is not admitted as a substituted Member of the Company shall be bound by this Section 8.8 and the other provisions of this Agreement.

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ARTICLE IX
RESIGNATION, DISSOLUTION AND LIQUIDATION

9.1 Resignation. A Member may resign from the Company only pursuant to the provisions of this Section 9.1.

(a) Voluntary Resignation. Any Member may resign from the Company for any reason or no reason effective as of the end of the then current Program and Budget period by giving Notice to the other Member not later than sixty (60) days before the end of such Program and Budget period. Upon such resignation, the resigning Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the resigning Member, for no consideration whatsoever, other than the rights of such Member that under Section 11.13 expressly survive the resignation of a Member.

(b) Involuntary Resignation – Elimination of Minority Interest. Subject to Section 9.1(c), a Member shall be deemed to have resigned from the Company as a Member under Section 10.50.185 of the Act upon the reduction of the Member’s Interest to less than five percent (5%). Upon the deemed resignation, the resigning Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the Member, in exchange for the right to receive five percent (5%) of Net Proceeds, if any, in an aggregate amount calculated on a cumulative basis after the effective date of the resignation up to, but not exceeding the net amount of the Member’s Contributed Capital, minus the aggregate amount of cash and the fair market value of property distributed to the Member and its predecessors since the inception of the Company to the date of the deemed resignation. Other than the consideration described in the previous sentence and the rights of the Member that under Section 11.13 expressly survive the resignation or deemed resignation of a Member, the relinquishment by a Member of its Interest under this Section 9.1(b) shall be for no consideration whatsoever. Net Proceeds, if any, shall be paid in accordance with Exhibit D.

(c) Recalculation and Restoration of Interest. Notwithstanding Section 9.1(b), if a Member’s Interest would be relinquished under Section 9.1(b) because of an adjustment to Interests under Section 6.7(c) in connection with the Member’s election not to contribute, or to contribute less than its Interest, to a Program and Budget, the resignation of the Member and the relinquishment of its Interest shall be deferred until after the completion of the Program and Budget period to take into account any recalculation of the Member’s Interest under Section 6.7(b) and any reimbursement by the Member of an Excess Contribution under Section 6.7(c). If, after taking into account the recalculation and reimbursement, if any, the Interest should be relinquished under Section 9.1(b), then the Member shall immediately be deemed to resign as a Member and relinquish its Interest subject to and in accordance with Section 9.1(d); provided, however, that the resignation and relinquishment shall be deemed effective as of the beginning of the Program and Budget period. If, after taking into account the recalculation and reimbursement, if any, the Interest should not be relinquished, then the Member shall not be required to resign or relinquish its Interest under Section 9.1(b). The Manager shall make, and the Members shall cooperate with the Manager in making, the distributions and allocations of items of Profit, Loss and credit required by Section 6.7(d), and such other distributions, allocations of items of Profit, Loss and credit, and payments of Net Proceeds as the Manager reasonably determines are necessary or appropriate to effect the intent and accomplish the purposes of this Section 9.1(c).

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(d) Actions Upon Resignation. Upon the resignation or deemed resignation of a Member, or the relinquishment of a Member’s Interest, the Member shall execute and deliver such instruments of assignment and conveyance, conveying its Interest to the Company (or to a designee of the Company designated by the other Member, which may include the other Member or its Affiliates) as the other Member reasonably requests.

9.2 Non-Compete Covenant. A Member that has resigned or is deemed to have resigned or that has relinquished its Interest under Section 9.1, shall not, and shall cause its Affiliates not to, directly or indirectly acquire any interest in property within the Area of Interest for two (2) years after the effective date of the resignation, deemed resignation, or relinquishment. If such former Member, or any Affiliate of such former Member, breaches this Section 9.2, such former Member shall or shall cause its Affiliate to offer to convey to the Company (or any other Person designated by the Company), without cost, any such property or interest so acquired. Such offer shall be made in writing and may be accepted by the Company at any time within twenty (20) days after its receipt by the Company. In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any remaining Member, on behalf of the Company), may enforce this Section 9.2 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

9.3 Dissolution. The Company shall be dissolved only upon the unanimous agreement of the Members.

9.4 Liquidation.

(a) The Liquidator. Promptly after the dissolution of the Company, the Management Committee shall appoint in writing one or more liquidators (who may be a Member or the Manager) (the “Liquidator”), who shall have full authority to wind up the affairs of the Company and to make a final distribution as provided in this Agreement. The Liquidator shall continue to conduct Operations with all of the power and authority of the Management Committee and the Manager. Without limiting the previous sentence, the Liquidator shall have the power and authority to complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of dissolution, if the transaction or obligation arises out of Operations before the time of dissolution. The Liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, encumber Assets, and take any other reasonable action in any matter with respect to which the Company continues to have, or appears or is alleged to have, an interest or liability.

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(b) Steps of the Liquidator. The steps to be accomplished by the Liquidator are as follows:

(i) As promptly as possible after dissolution, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities and Operations through the last day of the month in which the dissolution occurs.

(ii) The Liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision for such debts and liabilities (including, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine) to the extent required by the Act.

(iii) The Liquidator shall then by payment of cash or property (at the election of the Liquidator, and, in the case of property, valued under Section 4.2 of Exhibit C) distribute to the Members such amounts or property as are required to distribute all remaining amounts or property to the Members in accordance with Section 7.2.

(c) Distributions in Liquidation. In connection with the liquidation of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company. For purposes of this Section 9.4, a distribution of an asset or an undivided interest in an asset in-kind to a Member shall be considered a distribution of an amount equal to the fair market value of such asset or undivided interest as determined under Section 4.2 of Exhibit C. Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member under this Section 9.4. Any real property, including any mineral interests, distributed to the Members shall be conveyed by special warranty deed subject to all Encumbrances, contracts and commitments then in effect with respect to such property, which shall be assumed by the Members receiving such real property. The distribution of cash or property to the Members in accordance with the provisions of this Section 9.4 shall constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Members of their respective interests in the Company and all Company property. Without limiting the provisions of this Agreement that under Section 11.13 survive the termination of the Company, no Member shall have any obligation to contribute to the Company or pay to any other Member any deficit balance in such Member’s Capital Account.

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(d) Compliance with Laws; Timing. Except as expressly provided herein, the Liquidator shall comply with any applicable requirements of the Act and all other applicable Laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Liquidation of the Company shall be completed within the time limits imposed by Treasury Regulations §§ 1.704-1(b)(2)(ii) and (g).

9.5 Termination. Upon the completion of the distribution of the Company’s Assets as provided in Section 9.4, the Company shall be terminated and the Liquidator shall file a certificate of cancellation (or similar documentation) of the certificate of formation (or similar documentation) of the Company and shall take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE X
AREA OF INTEREST; ABANDONMENT

10.1 Acquisitions Within Area of Interest.

(a) General. Except as provided in this Section 10.1, no Member or former Member shall, or permit any of its Affiliates to, acquire any interest or right to acquire any interest in any real property, minerals or water rights relating to real property wholly or partially within the Area of Interest (collectively, “Covered Real Property”), either directly or indirectly, alone, or as a member, partner, stockholder or other investor in any Person, at any time until the earlier of: (i) the termination of the Company; and (ii) the date that is two years after the date that such Person no longer is a Member in the Company for any reason. In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any Member, on behalf of the Company), may enforce this Section 10.1 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

(b) Notice to Other Member. Within ten (10) days after the acquisition by any Member (the “Acquiring Member”) or any Affiliate of the Acquiring Member of any Covered Real Property (excluding Covered Real Property acquired by or on behalf of the Company under a Program), the Acquiring Member shall provide Notice to the other Member of such acquisition. The Acquiring Member’s Notice shall describe in detail the terms of the acquisition (including the associated costs), the Covered Real Property subject to the acquisition, whether or not the Acquiring Member believes the acquisition of the Covered Real Property by the Company is in its best interests, and the reasons for its conclusions. In addition to the Notice, the Acquiring Member shall make any and all information concerning the Covered Real Property and the terms of the acquisition available for inspection by the other Member.

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(c) Option Exercised. If, within twenty (20) days after receiving the Acquiring Member’s Notice, the other Member provides Notice to the Acquiring Member that it elects to participate in the Covered Real Property, the Acquiring Member shall, or shall cause its Affiliate to, convey to the Company (or to the other Member or another entity as mutually agreed by the Members), by special warranty deed, its entire interest or right to acquire the Covered Real Property (or if to the other Member, a proportionate undivided interest in the Covered Real Property based on the Interests of the Members), free and clear of all Encumbrances arising by, through or under the Acquiring Member and its Affiliates, other than those to which both Members have agreed. If conveyed to the Company, the Covered Real Property shall become a part of the Claims for all purposes of this Agreement immediately upon the Notice of such other Member’s election to participate. Such other Member shall promptly pay to the Acquiring Member its proportionate share based on Interests of the Acquiring Member’s and its Affiliates’ actual out-of-pocket acquisition costs.

(d) Option Not Exercised. If the other Member does not give Notice of its election to participate within the twenty (20) day period in Section 10.1(c), neither such other Member nor the Company shall have any interest in the Covered Real Property, and the Covered Real Property shall not be a part of the Claims or otherwise be subject to this Agreement.

10.2 Surrender or Abandonment of Claims. Either Member may request that the Management Committee authorize the Manager to surrender or abandon part or all of the Claims. If the Management Committee does not authorize such surrender or abandonment after such a request, or authorizes such surrender or abandonment over the objection of a Member, subject to the terms of any Project Financing, any Company indebtedness or other contractual or legal restrictions binding on the Company, the Member that desires to retain such Claims shall be distributed such Claims without cost to such Member by special warranty deed, free and clear of all Encumbrances created by, through or under the Member that desires for such Claims to be surrendered or abandoned (but subject to any Encumbrances previously created thereon by the Company), which Claims the Members agree shall be assigned an agreed fair market value as of the time of distribution of zero (0) dollars. As and to the extent provided in Section 4.4, the Member that desires to abandon or surrender such Claims shall remain liable to reimburse the acquiring Member and its Indemnified Member Parties for its share (determined by Interests as of the date of such distribution) of any Adverse Consequences with respect to Properties, including Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after the date of such distribution, arising out of activities before the date of such distribution.

ARTICLE XI
MISCELLANEOUS

11.1 Option Agreement. The Members agree that, as of the Effective Date, the Option Agreement shall be null and void and of no force and effect whatsoever.

Limited Liability Company Operating Agreement of Alaska Gold Torrent LLC: Page 47

11.2. Renshaw Royalty. The Members expressly acknowledge that Miranda is in the process of purchasing certain royalty interests from one Daniel E. Renshaw that stem from the Patented Claims (the “Renshaw Royalty”) and the Members expressly agree that: (1) any interest Miranda may now have or hereafter acquire in the Renshaw Royalty is specifically excluded from this Agreement; and (2) the Renshaw Royalty and any interest Miranda may now have or hereafter acquire in the Renshaw Royalty shall not be considered an Asset, Interest or any other type of right or interest under this Agreement.

11.3 Usage of Terms. Unless otherwise defined herein, terms used in this Agreement have the meanings customarily given such terms.

11.4 Confidentiality.

(a) Subject to Section 11.2(b), each Member and the Manager shall keep confidential and not use, reveal, provide or transfer to any Person any Confidential Information that it obtains or has obtained concerning the Company or the other Member without the prior written consent of the other Member, which consent shall not be unreasonably withheld or delayed, except: (i) to the extent that disclosure to a Person is required by Law (including in the case of Miranda, pursuant to its public disclosure obligations as a “reporting issuer” under applicable Canadian securities laws); (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications; and (iii) information that was in the disclosing Member’s possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company or the other Member (including in its capacity as the Manager).

(b) Notwithstanding Section 11.2(a), Confidential Information may be disclosed without consent to: (i) a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information; (ii) any third party to whom the disclosing Member or Manager contemplates a Transfer of all or any part of its Interest or the Assets; (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or an investment in the disclosing Member or the Company; or (iv) in connection with a press release or public announcement under Section 11.3.

(c) As to any disclosure under subsections (i), (ii) or (iii) of Section 11.2(b): (i) the disclosing Member or Manager shall give Notice to the other Member concurrently with the making of the disclosure; (ii) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed; (iii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members and the Manager are obligated under this Section 11.2; and (iv) the disclosing Member or Manager shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Member or Manager.

Limited Liability Company Operating Agreement of Alaska Gold Torrent LLC: Page 48

(d) A Member or Manager shall continue to be bound by this Section 11.2 until the earlier of: (i) the date that is two (2) years after the cancellation of the certificate of formation (or similar documentation) of the Company (notwithstanding the resignation or deemed resignation of such Member or Manager or the Transfer by such Member of its entire Interest); and (ii) the date that is two (2) years after the resignation or deemed resignation of such Member or Manager or, in the case of a Member, the Transfer by such Member of its entire Interest; provided that with respect to any Confidential Information that constitutes “trade secrets” of a Member or the Company under the Uniform Trade Secrets Act or similar applicable Laws, the provisions of this Section 11.2 shall survive indefinitely.

11.5 Public Announcements. Any Member may issue any press release or make any public disclosure concerning the Company or Operations that it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities or the publicly traded securities of any of its Affiliates; provided that if a Member or any of its Affiliates intends to issue such a press release or make such a disclosure, it shall use commercially reasonable efforts to advise the other Member before issuing the press release or making the disclosure. Except as provided in the previous sentence, neither the Company, any Member, the Manager, nor any of their respective Affiliates, shall issue any press release or make any public announcement relating to the Company or Operations without the prior written approval of all of the Members.

11.6 Notices.

(a) Unless otherwise specifically indicated herein, all notices to be made or given by the Members or the Manager, and any request, demand or other communication pursuant to this Agreement (each, a “Notice”) shall be in writing and shall be given by: (i) personal delivery; (ii) a recognized international overnight courier service; (iii) electronic mail, with a confirmation sent by registered or certified mail return receipt requested; (iv) facsimile, provided the sender has evidence that the facsimile was received by the addressee’s facsimile machine or device; or (v) by registered or certified mail return receipt requested.

(b) A Notice shall be effective and shall be deemed delivered: (i) if by personal delivery or by a recognized international overnight courier service, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery; (ii) if by electronic communication or facsimile, on the Business Day after receipt of the electronic communication or facsimile; and (iii) if by registered or certified mail return receipt requested, on the Business Day after actual receipt.

(c) A Notice shall be delivered to the Members or the Manager at their respective street addresses, electronic mail addresses or facsimile numbers set forth below, and any such street address, electronic mail address or facsimile number may be changed by a Notice given in accordance with the provisions of this Section 11.4.

Limited Liability Company Operating Agreement of Alaska Gold Torrent LLC: Page 49

If to the Members:

Miranda U.S.A., Inc.

15381 – 36th Avenue

Surrey, British Columbia

CANADA V3Z 0J5

Attention: Joseph P. Hebert

Electronic mail: joseph.hebert75@gmail.com

Facsimile: +1.604.648.8706

Gold Torrent, Inc.

960 South Broadway, Suite 530

Boise, Idaho – U.S.A. 83706

Attention: Daniel J. Kunz

Electronic mail: dan.kunz@goldtorrentinc.com

Facsimile: +1.208.343.1777

If to the Manager:

Gold Torrent, Inc.

960 South Broadway, Suite 530

Boise, Idaho – U.S.A. 83706

Attention: Daniel J. Kunz

Electronic mail: dan.kunz@goldtorrentinc.com

Facsimile: +1.208.343.1777

11.7 Headings. The subject headings of the Articles, Sections and subsections of this Agreement and the Exhibits to this Agreement are inserted only as a matter of convenience and shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

11.8 Waiver. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Member or Manager to be charged with the waiver. The failure of a Member or the Manager to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement shall not constitute a waiver of any provision of this Agreement or limit the Member’s or the Manager’s rights thereafter to enforce any provision or exercise any right.

11.9 Amendment. Except for (a) amendments executed by the Manager in connection with the admission of additional or substituted Members under Sections 2.6 or 8.5(e), and (b) deemed amendments under Section 11.8, notwithstanding the definition of “limited liability company operating agreement” contained in Section 10.50.095 of the Act or any other contrary provision of the Act, no amendment, restatement, modification, or supplement of or to this Agreement shall be valid or shall constitute part of the “limited liability company operating agreement” of the Company unless it is made in a writing duly executed by each Member or at least one Representative of each Member, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement. To the extent reasonably possible, minutes, resolutions and consents of the Management Committee that are executed or approved by at least one Representative of each Member shall be read in a manner consistent with this Agreement. To the extent of any irreconcilable conflict between any provision of this Agreement and any such minutes, resolutions or consents, this Agreement shall control. Under no circumstances shall any consent or approval of the Management Committee that is not executed or approved by each Member or at least one Representative of each Member amend, restate, modify or supplement this Agreement.

Limited Liability Company Operating Agreement of Alaska Gold Torrent LLC: Page 50

11.10 Severability. If at any time any covenant or provision contained in this Agreement is deemed in a final, non-appealable ruling of a court or other body of competent jurisdiction to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court has held to be valid and enforceable. Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

11.11 Recitals. The Recitals set forth above are a part of this Agreement.

11.12 Force Majeure. Except for any obligation to make Capital Contributions or other payments when due under this Agreement, the obligations of a Member or the Manager shall be suspended to the extent and for the period that performance is prevented by in whole or in part by a Force Majeure Event. The affected Member or Manager shall promptly give Notice to the other Member of the Force Majeure Event and the suspension of performance, stating in the Notice the nature of and the reasons for the Force Majeure Event and its estimated duration. The affected Member or Manager shall resume performance as soon as reasonably possible.

11.13 Rules of Construction. Each Member and the Manager acknowledge that it has been represented by counsel during the negotiation, preparation and execution of this Agreement or the acquisition of its Interest or other interest in the Company and therefore waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

11.14 Governing Law. This Agreement, and the rights and liabilities of the Members and the Manager under this Agreement, shall be governed by and interpreted in accordance with the Laws of the State of Alaska, except for its rules as to conflicts of Laws that would apply the Laws of another state.

11.15 Waiver of Jury Trial; Consent to Jurisdiction. THE MEMBERS AND THE MANAGER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, ARISING UNDER OR RELATING TO THIS AGREEMENT OR OTHERWISE RELATING TO THE COMPANY OR OPERATIONS, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE MEMBERS AND THE MANAGER AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 11.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT IRREVOCABLY TO WAIVE A TRIAL BY JURY. The Members and the Manager agree and consent to be subject to the jurisdiction of the Alaska Superior Courts and the appellate courts sitting in the State of Alaska in any action or proceeding seeking to enforce any provision of or based on any right arising under or relating to this Agreement or otherwise relating to the Company or Operations.

Limited Liability Company Operating Agreement of Alaska Gold Torrent LLC: Page 51

11.16 Further Assurances. Each Member and the Manager shall do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and shall provide and execute such additional documents or instruments as may be reasonably necessary or desirable to implement and carry out the intent and purpose of this Agreement and carry out its provisions.

11.17 Survival.

(a) Resignation, Relinquishment, Redemption and Transfer. After the resignation or deemed resignation of a Member, the relinquishment or redemption of a Member’s Interest, or the Transfer by a Member of its entire Interest in the Company, such former Member shall have no further rights or obligations as a Member of the Company relating to periods after the date of the resignation, deemed resignation, relinquishment, redemption or Transfer; provided, that after such resignation, deemed resignation, relinquishment, redemption or Transfer, such former Member shall: (i) not be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, unless each other Member agrees in writing to any such release; (ii) remain liable to each other Member and former Member and their respective Indemnified Member Parties for its reimbursement and indemnification obligations under Sections 4.3 and 4.4; and (iii) shall continue to have the right to enforce the indemnification and reimbursement obligations of the Company, the other Members and the former Members under Sections 4.2, 4.3 and 4.4 with respect to actions, omissions or events occurring before the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, notwithstanding any amendment, restatement, modification or supplement to this Agreement adopted after the date of such resignation, deemed resignation, relinquishment, redemption or Transfer that attempts to limit or restrict such rights. In addition, a former Member shall continue to be subject to its obligations, if any, under Sections 9.1(c) and 9.2 after the resignation or deemed resignation of such former Member.

(b) Dissolution, Liquidation and Termination. After the dissolution, liquidation and termination of the Company: (i) each Person that was a Member as of the date of the dissolution of the Company shall be entitled to copies of all information acquired by or on behalf of the Company on or before the date of termination and not previously furnished to such Person; (ii) if any former Member continues to own all or any portion of the Properties, each Person that was a Member as of the date of dissolution of the Company shall continue to have rights of ingress and egress to such Properties for purposes of ensuring Environmental Compliance; and (iii) each former Member (regardless whether such Person was a Member as of the date of the dissolution of the Company) shall remain liable for: (A) its indemnification and reimbursement obligations under Sections 4.3 and 4.4, subject to Section 4.5; and (B) its Capital Contribution obligations under Sections 3.3 and 3.4, but only in the case of this clause (B) to the limited extent provided in Section 5.6(e).

Limited Liability Company Operating Agreement of Alaska Gold Torrent LLC: Page 52

(c) Survival of Provisions. The provisions of this Agreement shall survive any event described in Sections 11.15(a) and (b) to the fullest extent necessary for the enforcement of such provisions and the protection of the Members and the Manager.

11.18 No Third-Party Beneficiaries. Except to the extent specifically provided in this Agreement with respect to the Indemnified Member Parties (who are express third-party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Members, the Manager and the Representatives, and no other Person (including any creditor of the Company, the Members, the Indemnified Member Parties and the Manager), is intended to be a beneficiary of this Agreement or shall have any rights under this Agreement. Except as specifically provided in this Agreement, no Person (including any named third-party beneficiary) shall have a right to approve any amendment or modification, or waiver under, this Agreement.

11.19 Entire Agreement. This Agreement constitutes the entire agreement of the Members and the Manager with respect to the Company and supersedes all prior agreements, understandings and negotiations and discussions, whether oral, written or otherwise, of the Parties relating to the subject matter of this Agreement.

11.20 Avoidance of Provisions. No Member shall avoid the provisions of this Agreement by making one or more Transfers to one or more Affiliates and then disposing of all or any portion of such Member’s interest in any such Affiliate.

11.21 Parties in Interest. This Agreement shall inure to the benefit of the permitted successors and permitted assigns of the Members and the Manager, and shall be binding upon the successors and assigns of the Members and the Manager (whether or not permitted).

11.22 Execution by Electronic Transmission. The signature of either of the Members or the Manager may be evidenced by a facsimile, scanned email or internet transmission copy of this Agreement bearing such signature.

11.23 Counterparts. This Agreement may be executed in one or more counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one (1) and the same instrument.

11.24 Rule Against Perpetuities. The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Claims, in an Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, should any such violation inadvertently occur, the provisions of this Agreement shall be revised in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

[Signatures on Next Page]

Limited Liability Company Operating Agreement of Alaska Gold Torrent LLC: Page 53

The Members have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS:

Miranda U.S.A., Inc. a wholly-owned subsidiary of Miranda Gold Corp.

By:
Name:	Joseph P. Hebert
Title:	President & Chief Executive Officer, Miranda Gold Corp.
Date:

Gold Torrent, Inc.

By:
Name:	Daniel Kunz
Title:	Chief Executive Officer
Date:

Acknowledged and agreed as to those provisions

applicable to the Manager:

MANAGER:

Gold Torrent, Inc.
By:
Name:	Daniel Kunz
Title:	Chief Executive Officer
Date

Limited Liability Company Operating Agreement of Alaska Gold Torrent LLC: Signature Page

EXHIBIT A

DESCRIPTION OF THE CLAIMS

The Patented Claims

	Name	Survey	Patent

1	Gold Dust No. 2	960A	478360
2	Golden Wonder	960A	478360
3	Golden Wonder No. 1	960A	478360
4	Gold Dust	960A	478360
5	Gold Dust No. 1	960A	478360
6	Gold Dust Fraction	960A	478360
7	Golden Eagle	1018	728475
8	Golden Eagle No. 1	1018	728475
9	Summit	1018	728475
10	Gold Nugget	1018	728475
11	Bird	1018	728475
12	Brassel Fraction Lode Claim	1487	1159173
13	War Baby No. One Claim	1487	1159173
14	War Baby No. Two (2) Lode Claim	1487	1159173
15	War Baby No. 3 Lode Claim	1487	1159173
16	War Baby No. 4 Lode Claim	1487	1159173
17	Lucky Shot Lode Claim No. 1	1487	1159173
18	Lucky Shot Lode Claim No. 2	1487	1159173
19	Lucky Shot Lode Claim No. 3	1487	1159173
20	Luck Shot No. 5 Load Claim	1487	1159173
21	War Eagle Fraction Claim	1487	1159173
22	War Eagle No. 1	1487	1159173
23	War Eagle No. 2	1487	1159173
24	War Eagle No. 3	1487	1159173
25	Lucky Shot Lode Claim	1487	1159173
26	Mary	2047	1127290
27	Black King No. 2	2094	1128877
28	Black King No. 3	2094	1128877
29	Black King No. 4	2094	1128877
30	Ready Bullion	2094	1128877
31	Ready Bullion No. 1	2094	1128877
32	Ready Bullion No. 2	2094	1128877
33	Ready Bullion Fraction	2094	1128877
34	Early Cash	2094	1128877
35	Early Cash No. 1	2094	1128877
36	Lucky Gold Fraction	2094	1128877
37	Taylor Claim	2186A	1159173
38	Wilson Lode Claim	2186A	1159173

EXHIBIT A – DESCRIPTION OF THE CLAIMS: Page 1

39	Madison Claim	2186	A	1159173
40	Coolidge Lode Claim	2186	A	1159173
41	War Eagle No. 4 Claim	2186	A	1159173
42	War Eagle No. 5 Claim	2186	A	1159173
43	War Eagle No. 6 Claim	2187	A	1159173

The State Claims

	Name	ADL#	Meridian, Township, Range, Section, Section/4
1	LS 1	645931	S 20N 01W	34	SE
2	LS 2	645932	S 20N 01W	35	SW
3	LS 3	645933	S 20N 01W	35	SE
4	LS 4	645934	S 20N 01W	36	SW
5	LS 5	645935	S 20N 01W	36	SE
6	LS 6	645936	S 20N 01E	31	SW
7	LS 7	645937	S 20N 01E	31	SE
8	LS 9	645939	S 20N 01E	32	NW
9	LS 10	645940	S 20N 01E	31	NE
10	LS 11	645941	S 20N 01E	31	NW
11	LS 12	645942	S 20N 01W	36	NE
12	LS 13	645943	S 20N 01W	36	NW
13	LS 14	645944	S 20N 01W	35	NE
14	LS 15	645945	S 20N 01W	35	NW
15	LS 16	645946	S 20N 01W	34	NE
16	LS 17	645947	S 20N 01W	25	SE
17	LS 18	645948	S 20N 01E	30	SW
18	LS 19	645949	S 20N 01E	30	SE
19	LS 23	645953	S 20N 01E	29	NW
20	LS 24	645954	S 20N 01E	30	NE
21	LS 25	645955	S 20N 01E	19	SE
22	LS 26	645956	S 20N 01E	20	SW
23	LS 27	645957	S 20N 01E	20	SE
24	LS 28	650112	S 20N 01W	33	SE
25	LS 29	650113	S 20N 01W	34	SW
26	LS 30	650114	S 20N 01W	34	NW
27	LS 31	650833	S 19N 01W	5	NE
28	LS 32	650834	S 19N 01W	4	NW
29	LS 33	650835	S 19N 01W	4	NE
30	LS 34	650836	S 19N 01W	3	NW
31	LS 35	650837	S 20N 01W	33	SW
32	LS 36	650838	S 20N 01W	32	SE
33	LS 37	650839	S 20N 01W	33	NE
34	LS 38	650840	S 20N 01W	33	NW
35	LS 39	650841	S 20N 01W	33	NE
36	LS 40	650842	S 20N 01W	27	SE
37	LS 41	650843	S 20N 01W	27	SW
38	LS 42	650844	S 20N 01W	28	SE

EXHIBIT A – DESCRIPTION OF THE CLAIMS: Page 2

39	LS 43	650845	S 20N 01W	28	SW
40	LS 44	650846	S 20N 01W	29	SE
41	LS 45	650847	S 20N 01W	28	NW
42	LS 46	650848	S 20N 01W	28	NE
43	LS 47	650849	S 20N 01W	27	NW
44	LS 48	650850	S 20N 01W	27	NE
45	LS 49	650851	S 20N 01W	26	NW
46	LS 50	650852	S 20N 01W	26	NE
47	LS 51	650853	S 20N 01W	25	NW
48	LS 53	650855	S 20N 01E	30	NW
49	LS 54	651699	S 19N 01W	3	NE
50	LS 55	651700	S 19N 01W	2	NW
51	LS 56	651701	S 19N 01W	2	NE
52	LS 57	656100	S 19N 01W	1	NW
53	LS 58	656101	S 19N 01W	1	NE
54	LS 59	656102	S 19N 01E	6	NW
55	LS 60	656103	S 19N 01E	6	NE
56	LS 61	656104	S 19N 01W	3	SE
57	LS 62	656105	S 19N 01W	2	SW
58	LS 63	656106	S 19N 01W	2	SW

DESCRIPTION OF THE PLANT SITE

Government Lot 5, Sec. 18, T.20, R.4 W

EXHIBIT A – DESCRIPTION OF THE CLAIMS: Page 3

CLAIMS MAP

EXHIBIT A – DESCRIPTION OF THE CLAIMS: Page 4

EXHIBIT B

ACCOUNTING PROCEDURE

This Exhibit B sets forth the financial and accounting procedures to be followed by the Manager and the Members under the Agreement.

ARTICLE I

GENERAL PROVISIONS

1.1 General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Members.

1.2 Bank Accounts. The Manager shall maintain one (1) or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Company.

1.3 Statements and Billings. The Manager shall prepare statements and bill the Members as provided in the Agreement. Payment of any billing by a Member (including the Manager) shall not prejudice such Member’s right to protest or question the correctness thereof for up to twenty-four (24) months after the date the billing was received by the Member. Subject to Section 6.13 of the Agreement, all written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty-four (24) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Article V.

ARTICLE II

CHARGES TO BUSINESS ACCOUNT

Subject to the limitations contained in this Accounting Procedure, the Manager shall charge the Business Account with the costs, expenditures and other charges described in this Article II.

2.1 Rentals, Royalties and Other Payments. All property acquisition and holding costs, including claim maintenance fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

2.2 Labor and Employee Benefits.

(a) Salaries and Wages. Salaries and wages of the Company’s or the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

EXHIBIT B – ACCOUNTING PROCEDURE: Page 1

(b) Benefits. The Manager’s or the Company’s, as applicable, cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12. Such costs may be charged on a “when and as paid basis” or by “percentage assessment’ on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s or the Company’s, as applicable, cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager or the Company, as applicable.

(c) Benefit Plans. The Manager’s or the Company’s, as applicable, actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) or 2.12 rather than benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) or 2.12; provided, that the plans are limited to the extent feasible to those customary in the industry.

(d) Employment Assessments. Cost of assessments imposed by any Governmental Authority that are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.3 Materials, Equipment and Supplies. The cost of materials, equipment and supplies (“Material”) purchased from unaffiliated third parties or furnished by the Manager or any Member as provided in Article III. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4 Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed eight percent (8.0%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.

EXHIBIT B – ACCOUNTING PROCEDURE: Page 2

2.6 Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate of the Manager, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations. The cost of professional consultant services procured from outside sources in excess of Fifty Thousand and 00/100 United States Dollars (USD$50,000.00) shall not be charged to the Business Account unless approved by the Management Committee.

2.7 Insurance Premiums. Net premiums paid for insurance are required to be carried for Operations for the protection of the Manager and the Members. When the Operations are conducted in an area where the Manager or the Company, as applicable, may self-insure for Workmen’s Compensation and/or Employer’s Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs or the Company’s costs, as applicable, of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

2.8 Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damages or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report of such damages or losses has been received by the Manager.

2.9 Legal and Regulatory Expense. Except as otherwise provided in Section 2.13, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Company. All attorney’s fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Manager’s legal staff, and amounts paid in settlement of such litigation or claims in excess of Fifty Thousand and 00/100 United States Dollars (USD$50,000.00) shall not be charged to the Business Account unless approved by the Management Committee.

2.10 Audit. Cost of annual audits under Section 6.13 of the Agreement if requested by a Member.

2.11 Taxes. All Taxes (except income Taxes and similar Taxes measured based on the income of a Member) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations.

2.12 District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of: (a) the salaries and expenses of the Manager’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations; (b) the costs of maintaining and operating an office (the “Manager’s Project Office”) and any necessary sub-office; and (c) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Manager’s employees and facilities shall be apportioned to the Business Account on the basis of a ratio, the numerator of which is the direct labor costs of the Operations and the denominator of which is the total direct labor costs incurred for all activities served by the Manager.

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2.13 Administrative Charge.

(a) Each month, the Manager shall charge the Business Account the sum of two percent (2%) (the “Administrative Charge”) of Allowable Costs for all phases of Operations, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct Operations, and which shall be in lieu of any management fee.

(b) “Allowable Costs,” as used in this Section 2.13 for Operations, shall mean all charges to the Business Account excluding (i) the Administrative Charge; (ii) depreciation, depletion or amortization of tangible or intangible assets; and (iii) amounts charged in accordance with Sections 2.1 and 2.9.

(c) The monthly Administration Charge determined for Operations shall be equitably apportioned among the Properties and all other properties served by the Manager during each monthly period on the basis of a ratio, the numerator of which shall equal the direct labor costs charged to a particular property, and the denominator of which shall equal the total direct labor costs incurred for the Properties and all other properties served by the Manager.

(d) The Administrative Charge shall be a liquidated amount (in lieu of a separate management fee) to reimburse the Manager for its home office overhead and general and administrative expenses to conduct Operations, including the following principal business office expenses that are expressly covered by the Administrative Charge:

(i) Administrative supervision, including services rendered by managers, department supervisors, officers and directors of the Manager for Operations, except to the extent that such services represent a direct charge to the Business Account, as provided in Section 2.2;

(ii) Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

(iii) The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Business Account;

(iv) Routine legal services rendered by outside sources and the Manager’s legal staff not otherwise charged to the Business Account under Section 2.9; and

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(v) Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

(e) The Management Committee shall annually review the Administration Charge and shall amend the methodology or rates used to determine the Administrative Charge if the same is found to be insufficient or excessive.

2.14 Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund (the “Environmental Compliance Fund”) which, through successive proportionate contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and that will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Members as provided in subsection 5.3(p) of the Agreement.

2.15 Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations. The term “reasonable” shall be defined as “fair, proper or moderate under the circumstances.”

ARTICLE III

BASIS OF CHARGES TO BUSINESS ACCOUNT

3.1 Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer Taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

3.2 Material Furnished by the Manager or a Member. Any Material furnished by the Manager or any Member from its stocks or distributed to either Member by the Company shall be priced on the following basis:

(a) New Material. New Material transferred from the Manager or a Member shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where similar Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (the “New Price”).

(b) Used Material.

(i) Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

(A) Used Material transferred by the Manager or a Member shall be priced at seventy-five percent (75%) of the New Price;

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(B) Used Material distributed to either Member shall be priced: (I) at seventy-five percent (75%) of the New Price for such Material, if such Material was originally charged to the Business Account as new Material; or (II) at sixty-five percent (65%) of the New Price for such Material, if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.

(ii) Other used Material that, after reconditioning will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of the New Price. The cost of any reconditioning shall be borne by the transferee, provided such total cost of the used Material plus the reconditioning cost does not exceed sixty-five percent (65%) of the New Price.

(iii) All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.

(c) Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not sufficient to justify a price as provided above shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

3.3 Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give Notice of the proposed charge to the Company prior to the time when such charge is to be billed to the Members, whereupon any Member shall have the right, by providing its own Notice to the Manager within ten (10) days of the delivery of the Notice from the Manager, to furnish at the usual receiving point all or part of its proportionate share, based on the percentage of its Interest, of Material suitable for use and acceptable to the Manager.

3.4 Warranty of Material Furnished by the Manager or Members. Neither the Manager nor any Member warrants the Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

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ARTICLE IV

DISPOSAL OF MATERIAL

4.1 Disposition Generally. The Manager shall have no obligation to purchase any surplus Material from the Company. The Management Committee shall determine the disposition of major items of surplus Material; provided, the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by distributing such Material to the Members as provided in Section 4.2.

4.2 Distribution to Members. Any Material to be distributed to the Members shall be made proportionately, based on the percentage of its Interest, and corresponding credits shall be made to the Business Account on the basis provided in Section 3.2.

4.3 Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the applicable purchaser shall be charged back to the Business Account if and when paid.

ARTICLE V

INVENTORIES

5.1 Periodic Inventories, Notice and Representations. At reasonable intervals, and at least at the end of each fiscal quarter and at the fiscal year-end, physical inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties. The expense of conducting such periodic physical inventories shall be charged to the Business Account. The Manager shall give Notice to the Members of its intent to take any physical inventory at least thirty (30) days before such physical inventory is scheduled to occur. A Member shall be deemed to have accepted the results of any physical inventory taken by the Manager if the Member fails to be represented at the taking of such physical inventory.

5.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Company only for shortages due to lack of reasonable diligence.

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EXHIBIT C

Tax Matters

This Exhibit C shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed in this Exhibit C.

Article I
TAX REPORTING MEMBER AND TAX AUDITS

1.1 Designation of Tax Reporting Member. The Manager is designated the initial tax reporting member of the Company (the “Tax Reporting Member”). Any successor TMP shall be designated by the Management Committee. The Tax Reporting Member shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms after approval of the Management Committee. If the Manager resigns or is removed, the Member serving as the Manager at the end of a taxable year shall continue as Tax Reporting Member with respect to all matters concerning that year. The Members shall furnish the Tax Reporting Member, within two weeks from the receipt of the request, the information the Reporting Member may reasonably request to comply with the requirements on furnishing information to the Internal Revenue Service.

1.2 Tax Audits under the TEFRA Rules. This Section 1.2 shall apply with respect to taxable years of the Company that are not subject to the provisions related to partnership audits enacted in the Bipartisan Budget Act of 2015 (P.L. 114-74) (such rules, as may be amended from time to time, the “Revised Partnership Audit Rules”). References in this Section 1.2 to Code sections are to provisions of Subchapter C of Chapter 63 of Subtitle A as in effect prior to the Revised Partnership Audit Rules (the “TEFRA Rules”).

(a) Selection of the Tax Matters Partner. If the Company does not qualify for the “small partnership exception” from the TEFRA Rules, or if the Company elects to be subject to the TEFRA rules, the Tax Reporting Member shall be the “tax matters partner” as defined section 6231(a)(7) of the Code (the “TMP”), unless the TMP for that year is required to be changed under applicable Treasury Regulations. The TMP and the other Members shall use reasonable best efforts to comply with their responsibilities under this Article I and under sections 6221 through 6233 of the Code and the related Treasury Regulations, and in doing so shall incur no liability to the Company or any Member.

(b) Information. Each Member shall furnish the TMP with information (including information specified in section 6230(e) of the Code) reasonably requested by the TMP to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members under section 6223 of the Code. The TMP shall keep each Member reasonably informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items under section 6223(g) of the Code.

(c) Inconsistent Treatment of Tax Items. If an administrative proceeding under section 6223 of the Code begins, upon the request of the TMP, each Member promptly shall notify the TMP of the treatment by such Member of any partnership item on such Member’s federal income tax return that is inconsistent with the treatment of such item on the partnership return of the Company.

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(d) Extensions of Limitation Periods. The TMP shall not extend the period of limitations under section 6229 of the Code without the prior approval of the Management Committee.

(e) Requests for Administrative Adjustments. No Member shall file a request for an administrative adjustment of partnership items under section 6227 of the Code without first providing notice to the other Members. If the other Members consent to the filing within thirty (30) days after the notice (or such shorter period as may be required to timely file the request), the TMP shall file the request on behalf of the Company. If the other Members do not consent to the filing within the thirty (30) day or shorter period, then any Member, including the TMP, may file the request on its own behalf.

(f) Judicial Proceedings. If any Member intends to file a petition under section 6226, section 6228 or any other section of the Code with respect to any partnership item, or other tax matter involving the Company, the Member shall notify the other Members of its intention and the nature of the contemplated proceeding. If the TMP is the Member intending to file the petition, the notice shall be given within a reasonable time to allow all of the Members to agree on the forum where the petition will be filed. If all of the Members do not agree on the forum, then the forum shall be decided by the Management Committee. If a deadlock results, the TMP shall choose the forum. If any Member intends to seek review of any court decision rendered under a proceeding initiated under this Section 1.2, the Member shall notify the other Members of its intended action.

(g) Settlements. The TMP shall not bind the other Members to a settlement agreement without the written consent of all of the other Members. Any Member that enters into a settlement agreement for its own account with respect to any partnership item, as defined under section 6231(a)(3) of the Code, shall notify the other Members of the terms of the settlement agreement within ninety (90) days after the date of the settlement.

1.3 Tax Audits under the Revised Partnership Audit Rules. This Section 1.3 shall apply with respect to taxable years of the Company that are subject to the Revised Partnership Audit Rules. References in this Section 1.3 to Code sections are to provisions of Subchapter C of Chapter 63 of Subtitle A as amended by the Revised Partnership Audit Rules.

(a) Election to be Excluded from Partnership Audit Rules. The Company shall, to the extent permitted by law, make the election provided by Code section 6221(b) to be excluded from the provisions of Subchapter C of Chapter 63 of Subtitle A, unless the Tax Reporting Member receives prior unanimous written consent of the Members not to make such election.

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(b) Selection of Partnership Representative. Unless the Company qualifies for and properly makes the election described in Section 1.3(a), the Tax Reporting Member shall be the “partnership representative” as defined in Code section 6223(a) (the “Partnership Representative”).

(c) Information Regarding Audits. The Partnership Representative shall give notice to all Members, including past Members of the Company, of any audit, administrative or judicial proceeds, meeting or conferences with the Internal Revenue Service or other similar matters that come to its attention, and give status reports regarding any negotiations between any taxing authority and the Company. Each Member shall furnish the Partnership Representative with information reasonably requested by the Partnership Representative in order to carry out its responsibilities as Partnership Representative.

(d) Settlements. The Partnership Representative shall not enter into a settlement of a Tax audit or controversy, or file an administrative adjustment request, that (in either case) would likely materially and adversely affect a Member without such Member’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Imputed Underpayments. If an audit results in an imputed underpayment by the Company as determined under section 6225 of the Code, the Partnership Representative shall make the election under section 6226(a) of the Code to the extent permitted by law for any adjustments to the Members’ distributive share of income, gain, loss, deduction or credit be “pushed-out” to the Members for the reviewed year through the issuance of adjusted Schedule K-1s within forty-five (45) days after the date of the notice of final partnership adjustment. If such an election is made, the Company shall furnish to each Member for the year under audit a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under section 6226(b) of the Code and shall be liable for any related interest, penalty, addition to tax, or additional amount. If such an election is not permitted by law, each Member (and former Party) shall, if agreed to by the Member (and former Members), which agreement shall not be unreasonably withheld, conditioned or delayed, file amended returns under section 6225(c)(2) of the Code and pay any tax due thereon.

(f) Company Tax Liabilities. Subject to and after application of Section 1.3(e), if the Company becomes liable for an adjustment in respect of the distributive share of a Member (or a former Member) under Code section 6225 (an “Adjustment Liability”), the Member (or former Member) in question shall immediately pay to the Partnership Representative on behalf of the Company an amount of cash equal to the amount of such Adjustment Liability, which the Partnership Representative shall use to satisfy the Adjustment Liability on behalf of the Company. The amount of the Adjustment Liability paid by a Member (or former Member) shall not be treated as a capital contribution for purposes of the Agreement and the associated remittance to the taxing authority shall not be treated as a distribution for purposes of this Agreement. If the Adjustment Liability paid by a Member (or former Member) results from an adjustment that reflects a reduction in the distributive share of income, or an increase in the distributive share of loss, allocable to another Member (or former Member), the Partnership Representative shall endeavor, to the extent reasonably feasible, to provide the benefit of such reduction to such other Member (or former Member) without imposing any additional liability on or otherwise prejudicing any other Member (or former Member) or its owners.

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1.4 Fees and Expenses. The TMP and the Partnership Representative shall not engage legal counsel, certified public accountants, or others on behalf of the Company without the prior approval of the Management Committee. Any Member may engage legal counsel, certified public accountants, or others on its own behalf at its sole cost and expense. Any reasonable item of expense, including fees and expenses for legal counsel, certified public accountants, and others incurred by the TMP or the Partnership Representative (after approval of the Management Committee as provided above) in connection with any audit, assessment, litigation or other proceeding relating to any partnership item, shall constitute a proper charge to the Business Account.

1.5 Survival. The provisions of this Article I shall survive the termination of the Company or the termination of any Member’s interest in the Company, and shall remain binding on the Members for the period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax years.

Article II
PARTNERSHIP TAX STATUS; TAX ELECTIONS

2.1 Partnership Tax Status. The Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed by all of the Members, no Member shall take any action to change the status of the Company as a partnership under Treasury Regulations section 1.7701-3 or similar provision of state Law; provided, however, that nothing in this Agreement shall be deemed to create a partnership for any other purpose. The Manager shall file with the appropriate office of the Internal Revenue Service a return of partnership income for the Company (Form 1065), and file with the appropriate offices of state agencies any required partnership state income tax or informational returns. Each Member shall furnish to the Manager any information it may have relating to the Company or Operations as shall be required for the proper preparation of these returns. The Manager shall furnish to the other Members for their review and comment a copy of each proposed income tax return (including all schedules and supporting work papers) at least two weeks before the date the return is filed. The Manager shall promptly provide to the Members all information reasonably requested by any Member to calculate estimated tax payments and prepare tax return extensions.

2.2 Tax Elections.

(a) Required Company Elections. The Company shall make the following elections for all partnership income tax returns:

(i) to use the accrual method of accounting;

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(ii) to use as its taxable year the calendar year ending December 31 (and each Member represents for this purpose that its taxable year ends on December 31) or such other fiscal year as appropriate in accordance with section 706(b) of the Code;

(iii) to deduct currently all development expenses to the extent possible under section 616(a) of the Code or, at the election of the Management Committee, to defer such expenses under section 616(b) of the Code;

(iv) unless the Members unanimously agree otherwise, to compute the allowance for depreciation for all depreciable Assets using the one hundred fifty percent (150%) declining balance method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation;

(v) to treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by Law;

(vi) to make an election to adjust the basis of Company property with respect to a Member under section 754 of the Code at the request of the Member; and

(vii) to amortize over the shortest permissible period all organizational expenditures and business start-up expenses under sections 195 and 709 of the Code.

(b) Other Company Elections. Except as provided in Section 2.2(a), elections required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.

(c) Member Elections. Each Member shall elect under section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and exploration expenses of the Company in accordance with section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of these expenses shall not affect the Member’s Capital Account.

Article III
ALLOCATIONS OF PrOFITS AND LOSSES

3.1 In General. This Article III provides for the allocation among the Members of items of Profit and Loss for purposes of crediting and debiting the Capital Accounts of the Members. Article IV provides for the allocation among the Members of taxable income and tax losses.

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3.2 Allocations to Members. Except as provided in Section 3.3, all items of Profit and Loss shall be allocated among the Members as follows:

(a) Exploration and Development Costs. Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.

(b) Depreciation and Amortization. Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective contributions to the adjusted basis of the Asset that gives rise to the depreciation, amortization or loss deduction.

(c) Production and Operating Costs. Production and operating cost deductions shall be allocated among the Members in accordance with their respective contributions to such costs.

(d) Depletion. Depletion deductions with respect to a depletable property shall be allocated among the Members in accordance with their respective contributions to the book value of the depletable property as determined for purposes of maintaining the Capital Accounts.

(e) Gross Income. Gross income (calculated after deduction of cost of goods sold) attributable to sales of Miranda Products shall be allocated to Miranda. Gross income (calculated after deduction of cost of goods sold) attributable to sales of GTI Products shall be allocated to GTI. Except as provided in Section 3.2(g), gross income on the sale of any other production shall be allocated in accordance with Percentage Interests.

(f) Sales of Depreciable or Depletable Assets. Except as provided in Section 3.2(g), items of Profit and Loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Members’ Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and other items of Profit or Loss) most closely reflects the Members’ Percentage Interests.

(g) Sales of All or Substantially All Assets. Items of Profit and Loss on the sale of all or substantially all the Assets of the Company shall be allocated so that, to the extent possible, the Members’ resulting Capital Account balances are in the same ratio as their relative Percentage Interests (“Balance Capital Accounts”) after taking into account the sale. In making the allocations under this Section 3.2(g), to the extent necessary to Balance Capital Accounts, Items of Profit and Loss shall be calculated on an asset-by-asset basis, and any property contributed by a Member shall be treated as a separate asset from the property contributed by or created with funds contributed by the other Member. If the Company does not have sufficient items of Profit and Loss to Balance Capital Accounts, the liquidator may take other actions under Section 9.4 of the Agreement as it determines are reasonably appropriate to Balance Capital Accounts, including reallocating items among the Members.

(h) Capitalization. Expenses and deductions allocable under the preceding provisions of this Section 3.2 may be required to be capitalized into production under section 263A of the Code, in which case the allocation of gross income on the sale of such production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject to possible timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated under the preceding provisions of this Section 3.2.

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(i) Recapture of Exploration Expenses. Any recapture of exploration expenses under section 617(b)(1)(A) of the Code, and any disallowance of depletion under section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

(j) Other Losses. All items of Loss that are not otherwise allocated in this Section 3.2 shall be allocated among the Members in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such other Loss.

(k) Other Profit. All items of Profit that are not otherwise allocated in this Section 3.2 shall be allocated to the Members in proportion to their respective Percentage Interests.

3.3 Regulatory Allocations. Notwithstanding Sections 3.2 and 3.5:

(a) Elimination of Deficit Adjusted Capital Account Balance. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) that result in a deficit balance in the Member’s Capital Account (adjusted as provided below), items of Profit shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member (as so adjusted) as quickly as possible. For the purposes of this Section 3.3(a), each Member’s Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore under any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore under the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5).

(b) Decrease in Partnership Minimum Gain. If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of Profit for that year equal to that Member’s share of the net decrease in partnership minimum gain, all in accordance with Treasury Regulations section 1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of Profit for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treasury Regulations section 1.704-2(i)(4). Under Treasury Regulations section 1.704-2(i)(1), deductions attributable to a “partner nonrecourse liability” shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

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(c) Allocations Causing Deficit Adjusted Capital Account Balance. If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in the last sentence of Section 4.3(a)), such deductions shall instead be allocated to the other Member.

(d) Partner Nonrecourse Deductions. Items of Company loss, deduction and expenditures described in section 705(a)(2)(B) of the Code that are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Treasury Regulations section 1.704-2(i) shall be allocated to the Members’ Capital Accounts in accordance with Treasury Regulations section 1.704-2(i).

(e) Basis Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset under section 734(b) or 743(b) of the Code is required under Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) or section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of the adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests if Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made if Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.

3.4 Curative Allocations. The allocations in Section 3.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Profit or Loss under this Section 3.4. Accordingly, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of items of Profit or Loss in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated under Section 3.2 without regard to Section 3.3.

3.5 Other Allocation Rules.

(a) Determination of Profits and Losses. Items of Profit or Loss allocable to any period shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code section 706 and the related Treasury Regulations.

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(b) Changes in Percentage Interests. If the Members’ Percentage Interests change during any taxable year of the Company, the distributive share of items of Profit or Loss of each Member shall be determined in any manner (i) permitted by section 706 of the Code, and (ii) determined by the Management Committee. If the Management Committee cannot agree on a method, items of Profit and Loss shall be allocated in accordance with the interim closing-of-the-books method.

(c) Certain Allocations. For purposes of this Article III, items financed through indebtedness of, or from revenues of, the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their Percentage Interests. “Nonrecourse deductions,” as defined by Treasury Regulations section 1.704-2(b)(1) shall be allocated among the Members in proportion to their respective Percentage Interests.

Article IV
TAX ALLOCATIONS

4.1 Tax Allocations. Except as provided in Sections 4.2, 4.3 and 4.4, items of taxable income, deduction, gain and loss shall be allocated in accordance with the allocations under Section 3.2 and Section 3.3 of the corresponding item as determined for purposes of maintaining the Capital Accounts.

4.2 Recapture of Tax Deductions. Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

4.3 Allocation of Section 704(c) Items. To the extent required by section 704(c) of the Code, income, gain, loss, and deduction (including depreciation, depletion and amortization), as determined for tax purposes, with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(f) (collectively referred to as “Adjusted Properties”) shall be allocated among the Members so as to take account of the variation between the adjusted tax basis of the Adjusted Property to the Company and its fair market value at the time of contribution or revaluation in accordance with the provisions of sections 704(b) and 704(c) of the Code. The Members intend that section 704(c) shall affect no allocations of tax items that are different from allocations according to the principles of Section 3.2; provided that the gain or loss on the sale of property contributed to Company shall be allocated to the contributing Member to the extent of built-in gain or loss, respectively, as determined under Treasury Regulation section 1.704-3(a). The Members intend that the allocations provided by the preceding sentence constitute a “reasonable method” that is consistent with the purposes of section 704(c) of the Code, within the meaning of Treasury Regulations section 1.704-3(a)(1). However, to the extent that allocations of tax items are required under section 704(c) of the Code to be made other than in accordance with the allocations under Sections 3.2, 3.3 and 3.4 of the corresponding items for Capital Account purposes, section 704(c) of the Code shall be applied in accordance with the available allocation method that, in the reasonable judgment of the Manager, most closely approximates the allocations under this Exhibit C.

EXHIBIT C – TAX MATTERS: Page 9

4.4 Depletion Deductions. Excess percentage depletion deductions with respect to depletable property shall be allocated to the Members in accordance with the allocation of gross income from the property from which such deductions are derived. The term “excess percentage depletion” shall mean the excess, if any, of deductions for percentage depletion as determined for tax purposes over the adjusted basis of the depletable property. Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to pre-contribution expenditures by Miranda that were capitalized under Code sections 616(b), 59(e) and 291(b). Deductions attributable to pre-contribution expenditures by Miranda shall be calculated under such Code sections as if Miranda continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to Miranda.

4.5 Integration With Section 754 Election. All items of income, gain, loss, deduction and credits recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof and all basis allocations to the Members shall be determined without regard to any election under section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.

4.6 Allocation of Tax Credits. The tax credits, if any, with respect to the Company’s property or operations shall be allocated among the Members in accordance with Treasury Regulations section 1.704-1(b)(4)(ii).

Article V
CAPITAL ACCOUNTS

5.1 Capital Accounts. The Manager shall maintain a separate capital account for each Member and such other Member accounts as may be necessary or desirable to comply with the requirements of applicable Laws (“Capital Accounts”).

(a) Maintenance of Capital Accounts. Each Member’s Capital Account shall be maintained in accordance with the provisions of Treasury Regulations section 1.704-1(b)(2)(iv).

(b) Book—Tax Difference. If the Capital Accounts of the Members are computed with reference to the book value of any Asset that is different than the adjusted tax basis of the Asset, then the Capital Accounts of the Members shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to the Asset under Treasury Regulations section 1.704-1(b)(2)(iv)(g). The amount of book depreciation, depletion, or amortization for a period with respect to an item of property of the Company shall be the amount that bears the same relationship to the book value of such property (as determined for purposes of maintaining Capital Accounts) as the depreciation (or cost recovery deduction), depletion, or amortization computed for tax purposes with respect to such property for such period bears to the adjusted tax basis of such property; provided that, if such property has a zero adjusted tax basis, the book depreciation, depletion, or amortization may be determined under any reasonable method selected by the Management Committee; and provided further that the amount of book depletion with respect to a depletable property shall not exceed the book value of such property (as determined for purposes of maintaining the Capital Accounts).

EXHIBIT C – TAX MATTERS: Page 10

(c) Transfer of Interest. If any interest in the Company is Transferred, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred interest, except as provided in Treasury Regulations section 1.704-1(b)(2)(iv)(1), and except that if a Transfer causes a termination of the Company under section 708(b)(1)(B) of the Code, Treasury Regulations section 1.708-1(b) shall apply.

(d) Distributions of Property. If any property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized items of Profit and Loss inherent in the distributed property (that has not been reflected previously in the Capital Accounts) would be allocated among the Members if there was a taxable disposition of the distributed property for the fair market value of the property on the date of the distribution taking into account section 7701(g) of the Code. For this purpose, the fair market value of the distributed property shall be determined under Section 5.3.

(e) Depletable Properties. As of the Effective Date, Miranda is making a Capital Contribution to the Company of depletable properties with respect to which Miranda has an adjusted tax basis that may consist in part of depletable expenditures and in part of expenditures capitalized under Code sections 616(b), 291(b) and 59(e). For purposes of maintaining Capital Accounts, the Company’s deductions with respect to contributed property in each year for depletion, deferred development expenditures under section 616(b) of the Code attributable to pre-contribution expenditures, amortization under section 291(b) of the Code attributable to pre-contribution expenditures, and amortization under section 59(e) of the Code attributable to pre-contribution expenditures shall be (i) the amount of the corresponding item determined for tax purposes under Section 4.4; multiplied by (ii) the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts, to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Code sections 616(b), 291(b), and 59(e)).

(f) Restatement of Capital Accounts. If the Members unanimously agree, upon the occurrence of an event described in Treasury Regulations section 1.704-1(b)(2)(iv)(f)(5), the Capital Accounts of the Members shall be restated under Treasury Regulations section 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized items of Profit and Loss inherent in the Assets (that previously has not been reflected in the Capital Accounts) would be allocated among the Members if the Assets were sold in a taxable disposition for their fair market values as determined under Section 5.3; provided that the Capital Accounts of the initially admitted Members shall not be adjusted pursuant to this sentence in connection with their Initial Contributions. For purposes of Section 3.2, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member’s Capital Account under the preceding sentence. After a revaluation under this Section 5.1(f), each Member’s share of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued under this Section 5.1(f) shall be determined in accordance with the principles of Code section 704(c) as applied under Section 4.3.

EXHIBIT C – TAX MATTERS: Page 11

5.2 Liquidation. After the dissolution, and effective upon the liquidation of the Company, the liquidator shall cause the Capital Accounts of the Members to be restated in accordance with Section 5.1(f) to reflect any items of Profit or Loss that would be realized by the Company and allocated to the Members under Article III if the Assets were sold at the time of liquidation for their fair market values as determined under Section 5.3.

5.3 Fair Market Values. For purposes of Sections 5.1(d), 5.1(f) and 5.2, the fair market values of any Assets as of the time of determination shall be determined by the unanimous agreement of the Members, and if they cannot agree, then by a nationally recognized independent engineering firm or other qualified independent appraiser selected by unanimous agreement of the Members.

5.4 Modifications. This Article V and the other provisions of this Exhibit C relating to the maintenance of Capital Accounts and allocations of items of Profit and Loss are intended to comply with Treasury Regulations section 1.704-1(b), and shall be interpreted and applied in a manner consistent with those Treasury Regulations. If the Management Committee determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits to Capital Accounts, are computed in order to comply with those Treasury Regulations, then the Management Committee may make the prudent modifications if the modifications are not likely to have a material effect on the amount distributable to any Member upon liquidation of the Company under Section 7.2 of the Agreement.

5.5 Deemed Termination. Notwithstanding Section 5.2, if a deemed liquidation of the Company results from a deemed termination under section 708(b)(1)(B) of the Code, then (i) Section 5.2 of this Exhibit C and Section 7.2 of the Agreement shall not apply, and (ii) for income tax purposes only (A) the Company shall be deemed to have contributed its assets to a new partnership in exchange for an interest in the new partnership, and then deemed to have immediately distributed its interest in the new partnership to the purchaser in the transaction causing the deemed liquidation and the non-transferring Members in proportion to their respective interests in the Company and in liquidation of the Company, and (B) the new partnership shall continue under the terms of this Agreement, including this Exhibit C.

EXHIBIT C – TAX MATTERS: Page 12

EXHIBIT D

NET PROCEEDS CALCULATION

This Exhibit D sets forth the calculation of Net Proceeds and the terms for the payment of Net Proceeds after the resignation of a Member under Section 9.1(b) of the Agreement.

ARTICLE I

CALCULATION OF NET PROCEEDS

1.1 Income and Expenses. Net Proceeds shall be calculated by deducting from the sum of the Gross Revenue (as defined in Section 1.2) of the Company that is realized (or deemed to be realized) from the sale (or deemed sale) of Products, as well as the costs and expenses attributable to Exploration, Development, Mining, the marketing of Products and other Operations as would be deductible under GAAP applied in a manner consistent with the application of GAAP by the Manager with respect to the Assets, including (without duplication), the following:

(a) All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use;

(b) Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties including. without limitation, all state mining taxes, sales taxes, severance taxes, royalties, license fees and governmental levies of a similar nature;

(c) Allowance for overhead in accordance with the Accounting Procedure;

(d) All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry;

(e) All amounts payable to the Manager, the remaining Member or their respective Affiliates, during Mining pursuant to the Agreement or under any applicable operating or similar agreement in force with respect thereto;

(f) The amount of Capital Contributions and other costs of investment made prior to the commencement of Mining, including all Capital Contributions for Exploration and Development of the Properties made by the non-resigning Member both prior and subsequent to the resigning Member acquiring a Net Proceeds interest;

(g) Interest on monies borrowed or advanced for costs and expenses, at an annual rate equal to two point five (2.5) percentage points above the Prime Rate, but in no event in excess of the maximum permitted by law;

EXHIBIT D – NET PROCEEDS CALCULATION

(h) An allowance for reasonable working capital and inventory;

(i) Costs of funding the Environmental Compliance Fund as provided in the Accounting Procedure; and

(j) Actual costs of Operations.

1.2 Gross Revenue. For purposes hereof, the term “Gross Revenue” shall mean the sum of (a) gross receipts from the sale of Products, less any charges for sampling, assaying, or penalties; (b) gross receipts from the sale or other disposition of Assets; (c) insurance proceeds; (d) compensation for expropriation of Assets; and (e) judgment proceeds. Gross receipts for sale of Products shall be determined by multiplying spot prices for Products as quoted by the London gold morning price fix set forth at www.kitco.com, or such other reputable source recognized in the precious metals industry that provides similar spot price quotations.

1.3 Intent. It is intended that the remaining Member shall recoup from Gross Revenue all of its on-going contributions for Exploration, Development, Mining and marketing Products before any Net Proceeds are distributed to any Person holding a Net Proceeds interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as, and be included with, outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are processed by the remaining Member, or are sold to an Affiliate of the remaining Member, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to arm’s length purchaser FOB the concentrator for the Properties, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

ARTICLE II

PAYMENT OF NET PROCEEDS; AUDIT RIGHTS

2.1 Payment of Net Proceeds. Payments of Net Proceeds shall commence in the calendar quarter following the calendar quarter in which Net Proceeds are first realized (the “Commencement Date”). The Company shall make each payment of Net Proceeds for any calendar quarter within forty-five (45) days after the end of such quarter, and shall deliver with each such payment a copy of the calculations performed by or on behalf of the Company to determine the amount of the payment. If all necessary information is not available to the Company within such forty-five (45) day period, the Company shall make an interim settlement of the payment of Net Proceeds within such forty-five (45) day period of at least eighty-five percent (85%) of the anticipated final settlement based on all information available to the Company. Final settlement of any overpayments or underpayments shall be corrected in the next calendar quarter following determination of any such adjustments. All payments shall be made by wire transfer of immediately available funds to the account designated in writing by the recipient to the Manager. Any payment not made within five (5) days after the due date shall, without the requirement for Notice, constitute a default, and shall bear interest at the annual rate equal to two point five (2.5) percentage points above the Prime Rate from the date such payment was due to the date such payment and all accrued interest thereon has been paid.

2.2 Audits. From and after the Commencement Date, the recipient of Net Proceeds shall have the right upon at least thirty (30) days’ Notice to undertake through an independent firm of certified public accountants an audit of the records and documentation that relate to the calculation of Net Proceeds for any calendar quarter; provided, that such Notice is delivered within twelve (12) months after receipt of final payment under Section 2.1 for such calendar quarter. Any calculation not so audited shall be deemed final and shall not thereafter be subject to audit or challenge, except in the case of fraud. The recipient shall not be entitled to conduct more than one such audit in any twelve (12) month period. Any such audit shall be conducted during the normal business hours of the Manager. Unless such audit discovers a discrepancy of more than ten percent (10%), the cost of such audit shall be paid by the recipient of Net Proceeds. If such audit discovers a discrepancy of more than ten percent (10%), the cost of such audit shall be paid by the Company.

EXHIBIT D – NET PROCEEDS CALCULATION

EXHIBIT E

INSURANCE

The Manager shall, at all times during Operations, comply fully with applicable worker’s compensation laws and purchase, or provide through self-insurance, protection for the Members comparable to that provided under standard form insurance policies for: (a) comprehensive public liability and property damage with combined limits of Ten Million and 00/100 United States Dollars (USD$10,000,000.00) for bodily injury and property damage; (b) automobile insurance with combined limits of Ten Million and 00/100 United States Dollars (USD$10,000,000.00); and (c) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. If the Manager elects to self-insure, it shall charge to the Business Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage. Each Member shall self-insure or purchase for its own account such additional insurance as it deems necessary.

EXHIBIT E - INSURANCE: Page 1

EXHIBIT F

adopted INITIAL PROGRAM AND BUDGET

The Initial Program and Budget for the first 24 months of the Joint Venture beginning on the Effective Date herein is capital expenditure of $14,948,817 of a total of $17,000,000 to be spent on the development of the project. The parties currently intend that the Initial Program and Budget will be part of the total 3-year development plan, as set forth in the Technical Report. The Initial Budget is as follows:

Mine Equipment and Plant	$1,619,500
Mine Portal and Underground development	$5,706,217
Gold Recovery Plant and lab construction and equipment	$6,397,500
General, administrative, indirects and contingency	$1,225,600

EXHIBIT G

DEED

Real Estate Deed of Trust, Security Agreement, Assignment of Lease and Rights, and Financing Statement